Exhibit 10.15

[EXECUTION COPY]

WASTE HOLDINGS, INC.

AMENDED AND RESTATED

NOTE PURCHASE AGREEMENT

$25,000,000

SENIOR NOTES DUE APRIL 3, 2006

as of March 31, 2001

i

	6B.	Restrictions on Indebtedness	11
	6C.	Restrictions on Liens	13
	6D.	Restrictions on Investments	14
	6E.	Merger, Consolidation and Disposition of Assets	15
		6E(1) Mergers and Acquisitions	15
		6E(2) Disposition of Assets	16
	6F.	Sale and Leaseback	19
	6G.	Restricted Distributions and Redemptions	19
	6H.	Debt Modification, etc.	19
	6I.	Employee Benefit Plans	19
	6J.	Negative Pledges	20
	6K.	Business Activities	20
	6L.	Transactions with Affiliates	20

7.	EVENTS OF DEFAULT		20

	7A.	Acceleration	20
	7B.	Rescission of Acceleration	24
	7C.	Notice of Acceleration or Rescission	24
	7D.	Other Remedies	24

8.	REPRESENTATIONS, COVENANTS AND WARRANTIES		25

	8A.	Organization	25
	8B.	Financial Statements	25
	8C.	Actions Pending	26
	8D.	Outstanding Indebtedness	26
	8E.	Title to Properties	26
	8F.	Taxes	26
	8G.	Conflicting Agreements and Other Matters	26
	8H.	Offering of Notes	27
	8I.	Use of Proceeds	27
	8J.	ERISA	27
	8K.	Governmental Consent	28
	8L.	Environmental Compliance	28
	8M.	Disclosure	29
	8N.	Hostile Tender Offers	29

9.	REPRESENTATIONS OF THE PURCHASERS		29

	9A.	Nature of Exchange	29
	9B.	Business of Purchaser; Prohibited Transferees	29

10.	DEFINITIONS; ACCOUNTING MATTERS		29

	10A.	Yield-Maintenance Terms	29
	10B.	Other Terms	31
	10C.	Accounting Principles, Terms and Determinations	44

11.	MISCELLANEOUS		44

	11A.	Payments	44
	11B.	Expenses	44
	11C.	Consent to Amendments	45
	11D.	Form and Registration; Transfer and Exchange; Transfer Restrictions; Lost Notes	45
		11D(1) Form and Registration	45
		11D(2) Transfer and Exchange of Notes	46
		11D(3) Transfer Restrictions	46
		11D(4) Lost Notes	46
	11E.	Persons Deemed Owners; Participations	46
	11F.	Survival of Representations and Warranties; Entire Agreement	46
	11G.	Successors and Assigns	47
	11H.	Independence of Covenants	47
	11I.	Notices	47
	11J.	Payments Due on Non-Business Days	47
	11K.	Severability	47
	11L.	Descriptive Headings	47
	11M.	Satisfaction Requirement	48
	11N.	Governing Law; Submission to Jurisdiction	48
	11O.	Severally of Obligations	48
	11P.	Counterparts	48
	11Q.	No Novation	48
	11R.	Binding Agreement	49

Purchaser Schedule

Information Schedule

Exhibit A	—	Form of Note

Exhibit B	—	Form of Exchange Note

Exhibit C	—	Form of Opinion of Company Counsel, Note Closing

Exhibit D	—	Form of Guaranty Agreement

Exhibit E	—	Form of Designated Intercompany Indenture

Schedule 1B	—	Corporate Structure

Schedule 6B	—	Outstanding Indebtedness

Schedule 6C	—	Outstanding Liens

Schedule 6D	—	Outstanding Investments

Schedule 8A	—	Subsidiaries

Schedule 8C	—	Pending Actions

Schedule 8D	—	Outstanding Indebtedness

Schedule 8G	—	Conflicting Agreements

Schedule 8L	—	Environmental Disclosures

Schedule 10B	—	Guarantors

Schedule 11D(3)	—	Prohibited Transferees

WASTE HOLDINGS, INC.

3301 Benson Drive

Suite 601

Raleigh, North Carolina 27609

As of March 31, 2001

The Prudential Insurance Company

of America (“Prudential”)

Each Prudential Affiliate (as hereinafter defined)

which becomes bound by certain provisions of this

Agreement as hereinafter provided (together with

Prudential, the “Purchasers”)

c/o Prudential Capital Group

Two Ravinia Drive

Suite 1400

Atlanta, Georgia 30346

Ladies and Gentlemen:

The undersigned, Waste Holdings, Inc. (herein called the “Company”), hereby agrees with you as follows:

1. PRELIMINARY STATEMENTS

1A. Authorization of Issue of Notes. The Company’s predecessor, Waste Industries, Inc. (the “Predecessor”), has authorized the issue of its senior unsecured promissory notes (the “Notes”) in the aggregate principal amount of $25,000,000, originally dated April 3, 1996 and exchanged for amended and restated notes dated March 31, 2000, maturing April 3, 2006, bearing interest on the unpaid balance thereof from the date thereof until the principal thereof shall have become due and payable at the Applicable Rate, and on overdue principal, Yield-Maintenance Amount and interest at the rate specified therein, and in the form of Exhibit A attached hereto. The terms “Note” and “Notes” as used herein shall include each Note delivered pursuant to any provision of this Agreement and each Note delivered in substitution or exchange for any such Note pursuant to any such provision.

1B. Purpose of Agreement. The Predecessor had previously entered into the 1996 Agreement with the Purchasers, pursuant to which the Predecessor has issued the 1996 Notes, and into the 1998 Agreement with the noteholders party thereto (the “Noteholders”), pursuant to which the Predecessor has issued the 1998 Notes. The 1996 Notes were originally issued on April 3, 1996, and then were exchanged for new 1996 Notes when the 1996 Agreement was amended and restated on March 31, 2000. The Predecessor and its subsidiaries have now undertaken a corporate reorganization (the “Reorganization”) which has resulted, among other things, in the termination of the Predecessor’s existence, in the assumption by the Company of the Predecessor’s obligations under the 1996 Agreement and the 1998 Agreement, and in the Company and its subsidiaries assuming the corporate structure set forth on Schedule 1B. In order to confirm and clarify the relationship between the Company and the Purchasers with respect to the 1996 Notes and between the Company and the Noteholders with respect to the 1998 Notes, the Company and the Purchasers will amend and restate the 1996 Agreement and the Company and the Noteholders will amend and restate the 1998 Agreement. Each of the Guarantors listed on Schedule 10B will also execute a Guaranty Agreement to secure the performance of the Company’s obligations under this Agreement and a Guaranty to secure the performance of the Company’s obligations under the 1998 Agreement, as amended and restated as of the date hereof.

2. EXCHANGE OF NOTES. The Company has sold to each of you the promissory notes in the original principal amounts set forth on the Purchaser Schedule hereto and in the aggregate principal amount of $25,000,000 (the “1996 Notes”). The Company hereby agrees to issue to you and, subject to the terms and conditions herein set forth, you agree to accept from the Company, in exchange for each 1996 Note, a Note, in substantially the form of Exhibit B, in the principal amounts set forth on the Purchaser Schedule hereto. Each exchange shall occur at the offices of King & Spalding, 1185 Avenue of the Americas, New York, New York, on the date of closing, which shall be March 31, 2000 or any other date upon which the Company and you may mutually agree (herein called the “Closing” or the “Closing Date”).

3. CONDITIONS OF CLOSING. Your obligation to enter into, execute and deliver this Agreement and exchange the Notes as described in paragraph 2 is subject to the satisfaction, on or before the Closing Date, of the following conditions, as determined in the sole judgment of each Purchaser:

3A. Certain Documents. You shall have received the following, each dated the date of the Closing Date:

(i) The Note(s) to be issued to you in exchange for the 1996 Notes held by you.

(ii) Duly executed copies of the Security Agreement and each other Security Document, or amendment thereto, required by the Collateral Agent with respect to the Reorganization.

(iii) Certified copies of the resolutions of the Board of Directors of the Company authorizing the execution and delivery of this Agreement and the issuance of the Notes, and of all documents evidencing other necessary corporate action and governmental approvals, if any, with respect to this Agreement and the Notes.

(iv) A certificate of the Secretary or an Assistant Secretary and one other officer of the Company certifying the names and true signatures of the officers of the Company authorized to sign this Agreement and the Notes and the other documents to be delivered hereunder.

(v) Certified copies of the Articles of Incorporation and By-laws of the Company.

(vi) A favorable opinion of Wyrick, Robbins, Yates & Ponton, LLP, special counsel to the Company (or such other counsel designated by the Company and acceptable to the Purchasers) satisfactory to Purchasers and substantially in the form of Exhibit C attached hereto and as to such other matters as the Purchasers may reasonably request. The Company hereby directs such counsel to deliver such opinion, agrees that the exchange of the 1996 Notes for the Notes will constitute a reconfirmation of such direction, and understands and agrees that each Purchaser receiving such an opinion will and is hereby authorized to rely on such opinion.

(vii) A good standing certificate for the Company from the Secretary of State of North Carolina dated of a recent date and good standing or other certificates of qualification to do business as a foreign corporation for the Company in the States of South Carolina, Georgia, Tennessee and Virginia and such other evidence of the status of the Company as such Purchaser may reasonably request.

(viii) All fees and disbursements of King & Spalding, counsel to the Purchasers, shall have been paid in full.

(ix) Additional documents or certificates with respect to legal matters or corporate or other proceedings related to the transactions contemplated hereby as may be reasonably requested by any Purchaser.

3B. Representations and Warranties; No Default. The representations and warranties contained in paragraph 8 shall be true on and as of the Closing Date, except to the extent of changes caused by the transactions herein contemplated; there shall exist on the Closing Date no Event of Default or Default; and the Company shall have delivered to the Purchasers an Officer’s Certificate, dated the Closing Date, to both such effects.

3C. Exchange Permitted by Applicable Laws. The exchange of the 1996 Notes for the Notes by each Purchaser on the terms and conditions herein provided (including the use of the proceeds originally received by the Company for the 1996 Notes) shall not violate any applicable law or governmental regulation (including, without limitation, Section 5 of the Securities Act or Regulation U or X of the Board of Governors of the Federal Reserve System) and shall not subject such Purchaser to any tax (other than any income taxes arising from such Purchaser’s ownership of the Notes), penalty, liability or other onerous condition under or pursuant to any applicable law or governmental regulation, and such Purchaser shall have received such certificates or other evidence as it may request to establish compliance with this condition.

3D. Payment of Fees. The Company shall have paid to the Purchasers any fees due them pursuant to or in connection with this Agreement.

3E. No Material Adverse Change. The Purchasers shall have received a certificate from the chief financial officer of the Company, dated the Closing Date, saying that no material adverse change in the financial condition, business, operations or prospects of the Company or its subsidiaries, taken as a whole, has occurred since December 31, 1998.

4. PREPAYMENTS. The Notes shall be subject to required prepayment as and to the extent provided in paragraph 4A. The Notes shall also be subject to prepayment under the circumstances set forth in paragraph 4B. Any prepayment made by the Company pursuant to any other provision of this paragraph 4 shall not reduce or otherwise affect its obligation to make any required prepayment as specified in paragraph 4A.

4A. Required Prepayments of Notes. Until the Notes shall be paid in full, the Company shall apply to the prepayment of the Notes, without Yield-Maintenance Amount, the sum of $3,571,429.00 commencing on April 3, 2000 and each April 3 thereafter, to and including April 3, 2005, and such principal amounts of the Notes, together with interest thereon to the payment dates, shall become due on such payment dates. The remaining unpaid principal amount of the Notes, together with interest accrued thereon, shall become due on April 3, 2006, the maturity date of the Notes.

4B. Optional Prepayment With Yield-Maintenance Amount. The Notes shall be subject to prepayment, in whole at any time or from time to time in part (in integral multiples of $100,000 and in a minimum amount of $1,000,000), at the option of the Company, at 100% of the principal amount so prepaid plus interest thereon to the prepayment date and the Yield-Maintenance Amount, if any, with respect to each such Note. Any partial prepayment of Notes pursuant to this paragraph 4B shall be applied in satisfaction of required payments of principal in inverse order of their scheduled due dates.

4C. Notice of Optional Prepayment. The Company shall give the holder of each Note to be prepaid pursuant to paragraph 4B irrevocable written notice of such prepayment not less than 10 Business Days prior to the prepayment date, specifying such prepayment date, the aggregate principal amount of the Notes to be prepaid on such date, the principal amount of the Notes held by such holder to be prepaid on that date and that such prepayment is to be made pursuant to paragraph 4B. Notice of prepayment having been given as aforesaid, the principal amount of the Notes specified in such notice, together with interest thereon to the prepayment date and together with the Yield-Maintenance Amount, if any, herein provided, shall become due and payable on such prepayment date. The Company shall, on or before the day on which it gives written notice of any prepayment pursuant to paragraph 4B, give telephonic notice of the principal amount of the Notes to be prepaid and the prepayment date to each Significant Holder which shall have designated a recipient for such notices in the Purchaser Schedule attached hereto or by notice in writing to the Company.

4D. Application of Prepayments. In the case of each prepayment of less than the entire unpaid principal amount of all outstanding Notes pursuant to paragraphs 4 A or 4B, the amount to be prepaid shall be applied pro rata to all outstanding Notes (including, for the purpose of this paragraph 4D only, all Notes prepaid or otherwise retired or purchased or otherwise acquired by the Company or any of its Subsidiaries or Affiliates other than by prepayment pursuant to paragraph 4A or 4B) according to the respective unpaid principal amounts thereof.

4E. Retirement of Notes. The Company shall not, and shall not permit any of its Subsidiaries or Affiliates to, prepay or otherwise retire in whole or in part prior to their stated final maturity (other than by prepayment pursuant to paragraphs 4A or 4B or upon acceleration of such final maturity pursuant to paragraph 7A), or purchase or otherwise acquire, directly or indirectly, Notes held by any holder unless the Company or such Subsidiary or Affiliate shall have offered to prepay or otherwise retire or purchase or otherwise acquire, as the case may be, the same proportion of the aggregate principal amount of Notes held by each other holder of Notes at the time outstanding upon the same terms and conditions. Any Notes so prepaid or otherwise retired or purchased or otherwise acquired by the Company or any of its Subsidiaries or Affiliates shall not be deemed to be outstanding for any purpose under this Agreement, except as provided in paragraph 4D.

5. AFFIRMATIVE COVENANTS.

5A. Reporting Requirements.

5A(1) General Information. The Company covenants that it will deliver to each Significant Holder in triplicate:

(i) as soon as practicable and in any event within 45 days after the end of each quarterly period (other than the fourth quarterly period) in each fiscal year,

(1) Consolidated statements of income, stockholders’ equity and cash flows for the period from the beginning of the current fiscal year to the end of such quarterly period, and

(2) a Consolidated balance sheet as at the end of such quarterly period,

setting forth in each case in comparative form figures for the corresponding period in the preceding fiscal year, all in reasonable detail and reasonably satisfactory in form to the Required Holder(s) and certified by an authorized financial officer of the Company as fairly presenting, in all material respects, the financial condition of the Company and its Consolidated Subsidiaries as of the end of such period and the results of their operations for the period then ended in accordance with generally accepted accounting principles, subject to changes resulting from normal year-end adjustments and the inclusion of abbreviated footnotes; provided, however, that delivery pursuant to clause (iii) below of copies of the Quarterly Report on Form 10-Q of the Company for such quarterly period filed with the Securities and Exchange Commission shall be deemed to satisfy the requirements of this clause (i);

(ii) as soon as practicable and in any event within 90 days after the end of each fiscal year,

(1) Consolidated statements of income, stockholders’ equity and cash flows for such year, and

(2) a Consolidated balance sheet as at the end of such year,

setting forth in each case in comparative form corresponding Consolidated figures from the preceding annual audit, all in reasonable detail and reasonably satisfactory in scope to the Required Holder(s) and reported on by independent public accountants of recognized standing selected by the Company whose report shall be without limitation as to the scope of the audit and reasonably satisfactory in substance to the Required Holder(s); provided, however, that delivery pursuant to clause (iii) below of copies of the Annual Report on Form 10-K of the Company for such year filed with the Securities and Exchange Commission shall be deemed to satisfy the requirements of this clause (ii);

(iii) if the Company shall be publicly held, promptly upon transmission thereof, copies of all such financial statements, proxy statements, notices and reports as it shall send to its public stockholders and copies of all registration statements (without exhibits) and all reports (other than any registration statement filed on Form S-8) which it files with the Securities and Exchange Commission (or any governmental body or agency succeeding to the functions of the Securities and Exchange Commission);

(iv) promptly upon receipt thereof, a copy of each other report (including, without limitation, management letters) submitted to the Company or any Subsidiary by independent accountants in connection with any annual, interim or special audit made by them of the books of the Company or any Subsidiary;

(v) promptly upon receipt thereof, a copy of each report, survey, study, evaluation, assessment or other document prepared by any consultant, engineer, Environmental Authority or other Person relating to compliance by the Company or any Subsidiary with any Environmental Requirements, if the cost of remediation, repair or compliance may be reasonably expected to exceed $250,000 in any one case or in the aggregate;

(vi) with reasonable promptness, upon the request of the holder of any Note, provide such holder, and any qualified institutional buyer designated by such holder, such financial and other information as such holder may reasonably determine to be necessary in order to permit compliance with the information requirements of Rule 144 A under the Securities Act in connection with the resale of Notes, except at such times as the Company is subject to the reporting requirements of section 13 or 15(d) of the Exchange Act. For the purpose of this clause (vi), the term “qualified institutional buyer” shall have the meaning specified in Rule 144A under the Securities Act; and

(vii) with reasonable promptness, such other data relating to the business, operations, properties or financial condition of the Company or any of its Subsidiaries as a Significant Holder may reasonably request;

5A(2) Officer’s Certificates. (a) Together with each delivery of financial statements required by clauses 5A(l)(i) and (ii) above, the Company will deliver to each Significant Holder an Officer’s Certificate demonstrating (with computations in reasonable detail) compliance with the provisions of paragraphs 6A, 6B, 6C, 6E(1) and 6E(2) and stating that there exists no Event of Default or Default, or, if any Event of Default or Default exists, specifying the nature and period of existence thereof and what action the Company has taken, is taking or proposes to take with respect thereto.

(b) Should the Company elect to include the EBITA or EBITDA of companies acquired by the Company in the calculation of the Company’s consolidated EBITA or EBITDA,

respectively, as described in the definitions of “Consolidated Earnings Before Interest, Taxes and Amortization or EBITA” and “Consolidated Earnings Before Interest, Taxes, Depreciation and Amortization or EBITDA”, then simultaneously with the delivery of the financial statements referred to in (A) and (B) of such definitions, the chief executive officer or the chief financial officer of the Company shall deliver to the Purchasers an Officer’s Certificate and appropriate documentation certifying the historical operating results, adjustments and balance sheet of each such acquired company;

5A(3) Annual Accountant’s Letter. Together with each delivery of financial statements required by clause 5A(1)(ii) above, the Company will deliver to each Significant Holder a certificate of the independent public accountants giving the report on such financial statements stating that, in making the audit necessary for their report, they have obtained no knowledge of any Event of Default or Default, or, if they have obtained knowledge of any Event of Default or Default, specifying the nature and period of existence thereof. The accountants, however, shall not be liable to anyone as a result of this provision by reason of their failure to obtain knowledge of any Event of Default or Default which would not be disclosed in the course of an audit conducted in accordance with generally accepted auditing standards;

5A(4) Special Information. The Company also covenants that immediately after any Responsible Officer obtains actual knowledge of:

(a) an Event of Default or Default;

(b) a material adverse change in the financial condition, business or operations of the Company and its Subsidiaries, taken as a whole;

(c) legal proceedings filed against the Company and/or any of its Subsidiaries, which reasonably could be expected to have a material adverse effect on the financial condition, business or operations of the Company and its Subsidiaries, taken as a whole, or which in any manner draws into question the validity of or reasonably could be expected to impair the ability of the Company to perform its obligations under this Agreement or the Notes;

(d) a default under any agreement or note evidencing Indebtedness for which the Company or any Subsidiary is liable, which individually or in the aggregate with all other agreements and notes in default for which the Company or any of its Subsidiaries liable, exceeds $250,000;

(e) the occurrence of any other event that reasonably could be expected to impair the ability of the Company to meet its obligations hereunder;

(f) any (i) Environmental Liabilities, (ii) pending, threatened or anticipated Environmental Proceedings, (iii) Environmental Notices, (iv) Environmental Judgments and Orders, or (v) Environmental Releases at, on, in, under or in any way affecting the Properties which reasonably could be expected to have a material adverse effect on the business, operations or financial condition of the Company and its Subsidiaries, taken as a whole; or

(g) with respect to any Plan that is subject to the funding requirements of Section 302 of ERISA or Section 412 of the Code, the Company (i) has given or is required to give notice to the Pension Benefit Guaranty Corporation that a material reportable event has occurred with respect to such Plan, (ii) has delivered notice to the Pension Benefit Guaranty Corporation of any intent to withdraw from or terminate any such Plan, or (iii) has failed to make timely a contribution to any such Plan;

the Company will deliver to each Significant Holder an Officer’s Certificate specifying the nature and period of existence thereof and what action the Company or such Subsidiary has taken, is taking or proposes to take with respect thereto.

5B. Inspection of Property. The Company covenants that, at such reasonable times and as often as a Significant Holder may reasonably request, it will permit any Person designated by a Significant Holder in writing, at such Significant Holder’s expense unless a Default has occurred and is continuing in which case at the Company’s expense, to:

(i) visit and inspect any of the properties of the Company and any Subsidiary;

(ii) examine the corporate or company books and financial records of the Company and its Subsidiaries and make copies thereof or extracts therefrom; and

(iii) discuss the affairs, finances and accounts of any of such corporations with the principal officers of the Company or any of its Subsidiaries and their independent public accountants.

5C. Covenant to Secure Notes Equally. The Company covenants that if it or any of its Subsidiaries shall create or assume any Lien upon any of its property or assets, whether now owned or hereafter acquired, other than Liens permitted by paragraph 6C (unless prior written consent shall have been obtained under paragraph 11C), it will make or cause to be made effective provision whereby the Notes will be secured by such Lien equally and ratably with any and all other Indebtedness thereby secured so long as any such other Indebtedness shall be so secured.

5D. Guaranteed Obligations. The Company covenants that if any Person (other than the Company) provides a Guarantee or provides collateral in any manner for any Indebtedness of the Company or any Subsidiary, it will simultaneously cause such Person to provide a Guarantee or provide collateral for the Notes equally and ratably with all Indebtedness Guaranteed or secured by such Person for so long as such Indebtedness is so Guaranteed and pursuant to documentation in form and substance reasonably satisfactory to such holder.

5E. New Guarantors. The Company covenants that at the time that any newly-created or acquired Subsidiary becomes a Borrower (as defined in the Bank Agreement) in accordance with Section 6.16 of the Bank Agreement, the Company will cause such Subsidiary to become simultaneously a Guarantor by executing and delivering to the Purchasers a Guaranty Agreement. The delivery of such Guaranty Agreement shall be accompanied by such other documents as the Required Holders may reasonably request including charter, bylaws, appropriate resolutions of the Board of Directors of any such Subsidiary providing such a

Guaranty Agreement and legal opinions with respect thereto. Upon the delivery thereof, such Guaranty Agreement and such other documents shall constitute Related Documents hereunder.

5F. Maintenance of Insurance. The Company covenants that it and each of its Subsidiaries will maintain, with responsible insurers, insurance with respect to its properties and business against such casualties and contingencies (including, but not limited to, public liability, larceny, embezzlement or other criminal misappropriation) and in such amounts as is customary in the case of similarly situated corporations engaged in the same or similar businesses; provided, however, that the Company and each of its Subsidiaries may elect to continue to self-insure (i) their waste containers; (ii) certain immaterial assets such as radio towers consistent with their business practices in effect on the date hereof; and (iii) certain risks under their medical and short-term disability plans.

5G. Maintenance of Corporate Existence/Compliance with Law/Preservation of Property. The Company covenants that, except as permitted under paragraphs 6E(1) and 6E(2), it and each Subsidiary will do or cause to be done all things necessary to, at all times:

(i) preserve, renew and keep in full force and effect the corporate or company existence of the Company and its Subsidiaries (other than those Subsidiaries not material to the financial condition, business or operations of the Company and its Subsidiaries taken as a whole);

(ii) comply with all laws and regulations (including, without limitation, laws and regulations relating to equal employment opportunity and employee safety) applicable to it and any Subsidiary except where the failure to comply could not reasonably be expected to have a material adverse effect on the business, operations or financial condition of the Company and its Subsidiaries, taken as a whole;

(iii) maintain, preserve and protect all material licenses, certificates, permits, franchises and intellectual property of the Company and its Subsidiaries; and

(iv) preserve all the remainder of its property used or useful in the conduct of its business and keep the same in good repair, working order and condition excluding normal wear and tear, except where the failure to preserve such property could not be reasonably expected to have a material adverse effect on the business, operations or financial condition of the Company and its Subsidiaries, taken as a whole.

5H. Compliance with Environmental Laws. The Company covenants that it and each of its Subsidiaries will, comply in a timely fashion with, or operate pursuant to valid waivers of the provisions of, all applicable Environmental Requirements, including, without limitation, the emission of wastewater effluent, solid and hazardous waste and air emissions together with any other applicable Environmental Requirements for conducting, on a timely basis, periodic tests and monitoring for contamination of ground water, surface water, air and land and for biological toxicity of the aforesaid, and all applicable regulations of the Environmental Protection Agency or other relevant federal, state or local governmental authority, except where the failure to comply could not reasonably be expected to have a material adverse effect on the business, operations or financial condition of the Company and its Subsidiaries, taken as a whole. The

Company agrees to indemnify and hold you, your officers, agents and employees (each an “Indemnified Person”) harmless from any loss, liability, claim or expense that you may incur or suffer as a result of a breach by the Company or any of its Subsidiaries, as the case may be, of this covenant other than as a result of the gross negligence or wilful misconduct of such Indemnified Person. The Company shall not be deemed to have breached or violated this paragraph 5H if the Company or any of its Subsidiaries is challenging in good faith by appropriate proceedings diligently pursued the application or enforcement of such Environmental Requirements for which adequate reserves have been established in accordance with generally accepted accounting principles.

5I. No Integration. The Company covenants that it has taken and will take all necessary action so that the issuance of the Notes does not and will not require registration under the Securities Act. The Company covenants that no future offer and sale of debt securities of the Company of any class will be made if there is a reasonable possibility that such offer and sale would, under the doctrine of “integration”, subject the issuance of the Notes to you to the registration requirements of the Securities Act.

5J. Financial Records. The Company covenants that it and each of its Subsidiaries will keep proper books of record and account in which full and correct entries (in all material respects and subject to normal year end adjustments and, as to interim statements, the absence of footnotes) will be made of the business and affairs of the Company or such Subsidiary under generally accepted accounting principles consistently applied (except for changes disclosed in the financial statements furnished to you pursuant to paragraph 5A and concurred in by the independent public accountants referred to in paragraph 5A).

6. NEGATIVE COVENANTS. Unless the Required Holders otherwise agree in writing, the Company shall not, and shall not permit any Subsidiary, to take any of the following actions or permit the occurrence or existence of any of the following events or conditions:

6A. Financial Limitations. The Company covenants that it will not permit at any time:

(a) Funded Debt to EBITDA. The ratio of (x) Funded Debt as at the end of any fiscal quarter to (y) EBITDA for the period of four (4) consecutive fiscal quarters ending on such date to be greater than the ratio set forth opposite such fiscal quarters:

Fiscal Quarters Ending	Ratio
September 30, 1999 - June 30, 2000	4.50:1.00
September 30, 2000 - June 30, 2001	4.25:1.00
September 30, 2001 and thereafter	4.00:1.00

(b) Senior Funded Debt to EBITDA. The ratio of (x) Senior Funded Debt as at the end of any fiscal quarter to (y) EBITDA for the period of four (4) consecutive fiscal quarters to be greater than the ratio set forth opposite such fiscal quarters:

Fiscal Quarters Ending	Ratio
September 30, 1999 - June 30, 2000	4.00:1.00
September 30, 2000 - June 30, 2001	3.75:1.00
September 30, 2001 and thereafter	3.50:1.00

(c) Consolidated Net Worth. Commencing with the fiscal quarter ended September 30, 1999, Consolidated Net Worth at the end of any fiscal quarter to be less than the sum of $62,000,000 plus the sum of (a) 50% of positive Consolidated Net Income for each fiscal quarter, beginning with the fiscal quarter ended December 31, 1999, and (b) 100% of the net proceeds of any sale by the Company or any of its Subsidiaries of (A) equity securities issued by the Company or any of its Subsidiaries or (B) warrants or subscription rights for equity securities issued by the Company or any of its Subsidiaries occurring after the Effective Date.

(d) Interest Coverage. The ratio of (x) actual reported EBITA for any fiscal quarter to (y) Consolidated Total Interest Expense for such fiscal quarter to be less than the ratio set forth in the following table opposite such fiscal quarter:

Fiscal Quarters Ending	Ratio
March 31, 2001 - September 30, 2001	2.00:1.00
December 31, 2001	2.25:1.00
March 31, 2002 and thereafter	2.50:1.00

(e) Profitable Operations. Consolidated Net Income to be less than $1.00 for any fiscal quarter.

(f) Capital Expenditures. Capital Expenditures for any fiscal year shall not exceed (i) $30,000,000 for the fiscal year 2001, and (ii) thereafter, 2.0 times the sum of (a) actual depreciation expenses plus (b) amortization expenses pertaining to landfills for such year.

6B. Restrictions on Indebtedness. Neither the Company nor any of its Subsidiaries shall become or be a guarantor or surety of, or otherwise create, incur, assume, or be or remain liable, contingently or otherwise, with respect to any Indebtedness, or become or be responsible in any manner (whether by agreement to purchase any obligations, stock, assets, goods or services, or to supply or advance any funds, assets, goods or services or otherwise) with respect to any undertaking or Indebtedness of any other Person, or incur any Indebtedness other than:

(a) Indebtedness to the Purchasers hereunder or Indebtedness arising under the 1998 Note Agreement;

(b) incurrence by the Company or any of its Subsidiaries of guaranty, suretyship or indemnification obligations in connection with such Person’s performance of services for its respective customers in the ordinary course of its business;

(c) incurrence by the Company or any of its Subsidiaries (other than a Designated LLC) of Indebtedness to the Company or to another of its Subsidiaries (other than a Designated LLC);

(d) other Indebtedness existing on the date hereof and listed and described on Schedule 6B hereto;

(e) (i) purchase money Indebtedness incurred in connection with the acquisition after the Effective Date of any real or personal property or under equipment leases or equipment chattel, (ii) existing Indebtedness of any Subsidiary acquired after the Effective Date (the “Acquired Subsidiary”) originally incurred by the Acquired Subsidiary in connection with the lease or acquisition of property or fixed assets used in the business of the Acquired Subsidiary; or with respect to industrial finance bonds issued to finance the purchase of such property or assets; (iii) Indebtedness with respect to Capitalized Leases; (iv) other unsecured Indebtedness; and (v) Indebtedness with respect to Subordinated Debt; provided that in the event that after the Effective Date any Subsidiary of the Company guaranties any Subordinated Debt, the terms of such guaranty shall provide for the release of such guaranty upon the sale of stock or all or substantially all of the assets of such Subsidiary (even if such sale was made in a foreclosure); provided that the aggregate amount of such Indebtedness under this subsection (e) shall not exceed .5x EBITDA for the period of four (4) consecutive fiscal quarters most recently ended;

(f) Indebtedness with respect to landfill closure bonds of the Company and its Subsidiaries in an aggregate amount not to exceed $5,000,000;

(g) Bank Debt in principal amount not to exceed $300,000,000;

(h) Indebtedness to the Designated LLCs evidenced by Designated Intercompany Debentures in an aggregate amount not to exceed $100,000,000; and

(i) incurrence by a Designated LLC of Indebtedness to the Company or any of it Subsidiaries in an aggregate amount not to exceed $100,000,000, whether in the form of intercompany payables, advances, notes or debentures, each of which, regardless of form, shall be pledged to the Collateral Agent, the proceeds of which are loaned or contributed as capital to a direct or indirect Subsidiary of such Designated LLC, which Subsidiary is a Guarantor;

(j) Guaranty obligations of the Company with respect to undertakings by Sampson County Disposal, Inc. (or Sampson County Disposal, LLC as successor to Sampson County Disposal, Inc.) under (i) the Remarketing and Interest Services Agreement by and between Sampson County Disposal, Inc., the Company and Wachovia Securities, Inc. and (ii) the Bond Purchase Agreement by and among Wachovia Securities, Inc., The Sampson County Industrial Facilities and Pollution Control Financing Authority, Sampson County Disposal, Inc. and the Company;

provided that if the creation, incurrence, assumption or existence of any Indebtedness would constitute a default or an event of default under the Bank Debt, then the creation, incurrence, assumption or existence of such Indebtedness shall not be permitted hereunder.

6C. Restrictions on Liens. Neither the Company nor any of its Subsidiaries shall create or incur or suffer to be created or incurred or to exist any lien, encumbrance, mortgage, pledge, charge, restriction or other security interest of any kind upon any property or assets of any character, whether now owned or hereafter acquired, or upon the income or profits therefrom; or transfer any of such property or assets or the income or profits therefrom for the purpose of subjecting the same to the payment of Indebtedness or performance of any other obligation in priority to payment of its general creditors; or acquire, or agree or have an option to acquire, any property or assets upon conditional sale or other title retention or purchase money security agreement, device or arrangement; or suffer to exist for a period of more than thirty (30) days after the same shall have been incurred any Indebtedness or claim or demand against it which if unpaid might by law or upon bankruptcy or insolvency, or otherwise, be given any priority whatsoever over its general creditors; or sell, assign, pledge or otherwise transfer any accounts, contract rights, general intangibles or chattel paper, with or without recourse, except as follows (the “Permitted Liens”):

(a) liens to secure taxes, assessments and other government charges or claims for labor, material or supplies in respect of obligations not overdue;

(b) deposits or pledges made in connection with, or to secure payment of, workmen’s compensation, unemployment insurance, old age pensions or other social security obligations;

(c) liens in respect of judgments or awards which have been in force for less than the applicable period for taking an appeal so long as execution is not levied thereunder or in respect of which the Company or any such Subsidiary shall at the time in good faith be prosecuting an appeal or proceedings for review and in respect of which a stay of execution shall have been obtained pending such appeal or review and in respect of which the Company or any such Subsidiary maintains adequate reserves;

(d) liens of carriers, warehousemen, mechanics and materialmen, and other like liens on properties, in existence less than 120 days from the date of creation thereof in respect of obligations not overdue, provided that such liens may continue to exist for a period of more than 120 days if the validity or amount thereof shall currently be contested by the Company or any such Subsidiary in good faith and if the Company or any such Subsidiary shall have set aside on its books adequate reserves with respect thereto as required by GAAP, and provided further that the Company or any such Subsidiary will pay any such claim forthwith upon commencement of proceedings to foreclose any such lien;

(e) encumbrances consisting of easements, rights of way, zoning restrictions, restrictions on the use of real property and defects and irregularities in the title thereto, landlord’s or lessor’s liens under leases to which the Company or any such Subsidiary is a party, and other minor liens or encumbrances none of which in the opinion of the

Company or any such Subsidiary interferes materially with the use of the property affected in the ordinary conduct of the business of the Company or any such Subsidiary, which defects do not individually or in the aggregate have a materially adverse effect on the business of the Company or any such Subsidiary individually or of the Company and its Subsidiaries on a consolidated basis;

(f) liens existing on the date hereof and listed on Schedule 6C hereto;

(g) liens in favor of Fleet National Bank (f/k/a BankBoston, N.A.), as Collateral Agent for the benefit of the Banks (the “Collateral Agent”), the Purchasers hereunder and the noteholders under the 1998 Agreement; and

(h) purchase money security interests in or purchase money mortgages on real or personal property acquired after the Effective Date hereof to secure purchase money Indebtedness of the type permitted by paragraph 6B(e)(i), (ii) and (iii), incurred in connection with the acquisition of such property, which security interests cover only the real or personal property so acquired.

6D. Restrictions on Investments. Neither the Company nor any of its Subsidiaries shall purchase or acquire, or make any commitment therefor, any capital stock, equity interest, or other obligations or securities of, or any interest in, any other Person, or make or commit to make any acquisition under paragraph 6E, or make or commit to make any advance, loan, extension of credit or capital contribution to or any other investment in, any other Person, other than:

(a) marketable direct or guaranteed obligations of the United States of America that mature within one (1) year from the date of purchase;

(b) demand deposits, certificates of deposit, bankers acceptances and time deposits of United States banks having unimpaired capital and surplus in excess of $250,000,000;

(c) securities commonly known as “commercial paper” issued by a corporation organized and existing under the laws of the United States of America or any state thereof that at the time of purchase have been rated and the ratings for which are not less than “P 1” if rated by Moody’s Investors Service, Inc., and not less than “A 1” if rated by Standard and Poor’s Rating Group;

(d) Investments existing on the date hereof and listed on Schedule 6D hereto;

(e) Investments permitted under paragraph 6E;

(f) Extensions of credit in the nature of accounts receivable or notes receivable arising from the sale or lease of goods or surplus in the ordinary course of business;

(g) Investments consisting of loans and advances to the Company or to another of its Subsidiaries (other than a Designated LLC);

(h) other Investments not to exceed the sum of $2,000,000 in the aggregate at any one time outstanding with respect to non-hazardous solid waste collection, transfer, hauling, recycling or disposal businesses, projects, joint-ventures or enterprises or purchase options; and

(i) Investments consisting of the Company or any Subsidiary’s ownership interests in the Designated LLCs (and the related capital contributions in respect thereof) as set forth in Schedule 6D and Investments in the Guarantors by the Designated LLCs constituting Indebtedness permitted under paragraph 6B.

6E. Merger, Consolidation and Disposition of Assets.

6E(1) Mergers and Acquisitions. Neither the Company nor any of its Subsidiaries will become a party to any merger or consolidation, or agree to or effect any asset acquisition or stock acquisition (other than the acquisition of assets in the ordinary course of business consistent with past practices) except the merger or consolidation of, or asset or stock acquisitions between the Company and its existing Subsidiaries and between existing Subsidiaries of the Company and except as otherwise provided in this paragraph. The Company or any of its Subsidiaries may purchase or otherwise acquire all or substantially all of the assets or stock or other equity interests of any other Person provided that:

(a) the Company is in current compliance with and, giving effect to the proposed acquisition (including any borrowings made or to be made in connection therewith), will continue to be in compliance with all of the covenants in paragraph 6A hereof on a pro forma historical combined basis as if the transaction occurred on the first day of the period of measurement; provided, that, in the case of transactions involving cash consideration to be paid by the Company or any of its Subsidiaries (including cash deferred payments, contingent or otherwise, and the aggregate amount of all Funded Debt assumed) in excess of $15,000,000, the Purchasers shall have received an Officer’s Certificate demonstrating compliance with paragraph 6A on a pro forma historical combined basis as if the transaction occurred on the first day of the period of measurement;

(b) at the time of such acquisition, no Default or Event of Default has occurred and is continuing, and such acquisition will not otherwise create a Default or an Event of Default hereunder;

(c) the business to be acquired is predominantly in the same lines of business as the Company, or businesses reasonably related or incidental thereto (e.g., non-hazardous solid waste collection, transfer, hauling, recycling, or disposal);

(d) the business to be acquired operates predominantly in the continental United States;

(e) all of the assets to be acquired shall be owned by an existing or newly created Subsidiary of the Company which Subsidiary shall be a Guarantor, 100% of the assets (other than motor vehicle titles and real estate) and stock or other equity interests of which have been or, simultaneously with such acquisition, will be pledged to the

Collateral Agent on behalf of the Banks, the noteholders under the 1998 Note Agreement and the Purchasers in accordance with the Intercreditor Agreement or, in the case of a stock or other equity interest acquisition, the acquired company, simultaneously with such acquisition, shall become a Guarantor or shall be merged with and into a wholly owned Subsidiary of the Company that is a Guarantor and such newly acquired or created Subsidiary shall otherwise comply with the provisions of paragraph 5E hereof;

(f) not later than seven (7) days prior to the proposed acquisition date, a copy of the purchase agreement and financial projections, together with audited (if available, or otherwise unaudited) financial statements for any Subsidiary to be acquired or created, for the preceding two (2) fiscal years or such shorter period of time as such Subsidiary has been in existence shall have been furnished to the Purchasers, only in cases of Material Acquisitions or upon request by the Purchasers;

(g) not later than seven (7) days prior to the proposed acquisition date, (1) a summary of the Company’s results of their standard due diligence review, and (2) in the case of a landfill acquisition, a review by a Consulting Engineer and a copy of the Consulting Engineer’s report shall have been furnished to the Purchasers, only in cases of Material Acquisitions or upon request by the Purchasers;

(h) the board of directors and (if required by applicable law) the shareholders, or the equivalent thereof, of the business to be acquired has approved such acquisition;

(i) if such acquisition is made by a merger, a Guarantor, or a wholly-owned Subsidiary of the Company which shall become a Guarantor in connection with such merger, shall be the surviving entity; and

(j) cash consideration to be paid by the Company or such Subsidiary in connection with any such acquisition or series of related acquisitions (including cash deferred payments, contingent or otherwise, and the aggregate amount of all Funded Debt assumed), shall not exceed $15,000,000 without the consent of the Required Holders (any acquisition requiring cash consideration in excess of $15,000,000 being referred to as a “Material Acquisition”); provided, however, from the date of this Agreement until the delivery by the Company to each of the Purchasers of (i) the Officer’s Certificate delivered under paragraph 5A(2) for the fiscal quarter ending March 31, 2002 showing the Company’s compliance with the financial covenants contained in this Agreement, and (ii) the Company’s financial statements described in paragraph 5A(1) for the fiscal year ended December 31, 2001, all references to “$15,000,000” in this paragraph 6E(l)(j) shall be replaced with “$5,000,000”.

6E(2) Disposition of Assets. Neither the Company nor any Subsidiary will become a party to or agree to or effect any disposition of assets in excess of $500,000 in the aggregate (the “Basket”) without the prior written consent of the Required Holders, provided, that the sale of inventory, the licensing of intellectual property and the disposition of obsolete assets, in each case in the ordinary course of business consistent with past practices, are permitted hereunder without being charged against the Basket.

6E(3) Permitted Transfers. Notwithstanding the other provisions of this paragraph 6E, transfers of Designated Property (each, a “Permitted Transfer”) will be permitted, provided, that the following conditions are met:

(a) such Permitted Transfer is made for fair market value;

(b) the proceeds of such Permitted Transfer are applied to pay down the revolving loans outstanding under the Bank Agreement (but without reducing the commitments of the banks under the Bank Agreement);

(c) in the case of a transfer of the ownership interests in a Designated LLC, the Designated LLC subject to such transfer shall reaffirm its joint and several obligations with respect to the Secured Obligations by entering into a guaranty agreement in form and substance satisfactory to the Purchasers (the “Designated Guaranty”); and

(d) all assets of a transferred Designated LLC other than Designated Property shall remain subject to the lien thereon that has been granted to the Collateral Agent for the benefit of the Banks and the Purchasers as security for the Secured Obligations, and the transferee of such Designated LLC and the Designated LLC shall each have acknowledged the full force and effect of such lien and of the Designated Guaranty executed by such Designated LLC pursuant to (c) above.

In the event of a proposed Permitted Transfer of any membership units or interests of a Designated LLC or any Designated Property, the proposed transferor will give the Collateral Agent and the Purchasers at least fifteen Business Days prior written notice of the proposed Permitted Transfer. Subject to the Purchasers’ election to exercise their rights of first refusal as set forth below, the Collateral Agent will, in accordance with Section 24 of the Security Agreement, within ten Business Days of receipt of such notice, endorse, assign and deliver to the transferor the requested certificates, if any, of membership units or ownership interests, or any other Designated Property in the Collateral Agent’s possession or under its control, which are included in the Permitted Transfer by the transferor and any other instruments or documents evidencing the ownership of such membership units or ownership interest or Designated Property in the Collateral Agent’s possession or under its control. Upon receipt of the proceeds of the Permitted Transfer for application to the revolving loans outstanding under the Bank Agreement (but without reducing the commitments of the banks under the Bank Agreement), the Collateral Agent, the banks party to the Bank Agreement and the Purchasers shall have no further interest or right to such membership units or interests or such Designated Property, and, if requested by transferor or transferor’s transferee, the Collateral Agent, in accordance with Section 24 of the Security Agreement, shall execute an appropriate termination of the lien with respect to such units or interests, or such Designated Property, as applicable; provided that any Designated LLC subject to a Permitted Transfer shall retain its joint and several obligations with respect to the Secured Obligations by executing a Designated Guaranty and the liens on the assets of such Designated LLC (other than Designated Property) granted to the Collateral Agent for the benefit of the banks party to the Bank Agreement and the Purchasers as security for the Secured Obligations shall continue in force and shall be reaffirmed by the Designated LLC as a condition of such Permitted Transfer. To the extent that, notwithstanding the above, any Permitted Transfer of membership units or ownership interests or Designated Property by the

Company or any of its Subsidiaries occurs during the Designated Property Notice Period, the proceeds shall be applied to pay the outstanding Secured Obligations pursuant to the terms of the Intercreditor Agreement. Upon the commencement of a Designated Property Notice Period, the provisions set forth in this Agreement and the Security Documents allowing the Permitted Transfers shall terminate until such time, if ever, as restored by the written election of the Purchasers.

6E(4) Right of First Refusal. If at any time following the date of this Agreement, the owner of Designated Property (the “Seller of Designated Property”) receives a bona fide offer from a third party to purchase all or any part of its Designated Property for a purchase price that has been reached through arms-length negotiation and such Seller of Designated Property wishes to accept such offer (the “Third Party Offer”), such Seller of Designated Property shall, as a condition precedent to its right to sell such Designated Property to the third party, comply with the following procedure:

(a) By written notice (the “Notice of Sale of Designated Property”), such Seller of Designated Property shall inform the Collateral Agent of the Third Party Offer. The Notice must contain the name of the offeror, a description of the Designated Property to be sold, the purchase price therefor, the proposed closing date (which shall in no event be sooner than twenty Business Days from the date of the Notice of Sale of Designated Property), all other terms and conditions of the Third Party Offer and shall further contain an offer to sell all of such Designated Property to the Collateral Agent or its assign pursuant to the terms and provisions of this paragraph 6E(4) on the same terms and conditions contained in the Third Party Offer.

(b) The Collateral Agent may elect, in accordance with Section 24 of the Security Agreement, with the consent of the Majority Banks (as defined in the Bank Agreement), the Required Holders and the Administrative Agent, exercisable within twenty Business Days of the receipt of the Notice of Sale of Designated Property, to purchase all of such Designated Property contained in the Third Party Offer. In addition, the Collateral Agent, in accordance with Section 24 of the Security Agreement, with the consent of the Majority Banks, the Required Holders and the Administrative Agent, shall be entitled to assign its right to purchase such Designated Property to one or more third parties.

(c) If the Collateral Agent shall elect to purchase all of such Designated Property, it shall, in accordance with Section 24 of the Security Agreement, deliver notice of the exercise of its option to the Seller of Designated Property not later than the expiration of the twentieth Business Day following receipt of the Notice of Sale of Designated Property. In addition, if the Collateral Agent shall assign some or all of its right to purchase such Designated Property to a third party, it shall, in accordance with Section 24 of the Security Agreement, deliver notice of such assignment, together with notice of Designated Property to be purchased by such third party, not later than the twentieth Business Day following receipt of the Notice of Sale of Designated Property. Following delivery of the Collateral Agent’s (or the third party’s) notice of the exercise of the option granted herein to purchase such Designated Property, the Collateral Agent (or such third party) shall, in accordance with Section 24 of the Security Agreement, set a closing date, which shall be not later than thirty days following the delivery of the Collateral Agent’s (or the third party’s) notice of exercise of right to purchase such Designated Property.

(d) To the extent that the Collateral Agent and its assigns shall not elect to purchase all of such Designated Property, the Seller of Designated Property shall thereafter be entitled to sell all of such Designated Property upon the terms and conditions set forth in the Notice of Sale of Designated Property. Any modification of such terms and conditions shall require additional compliance with the provisions of this paragraph.

6F. Sale and Leaseback. Neither the Company nor any of its Subsidiaries shall enter into any arrangement, directly or indirectly, whereby the Company or any Subsidiary shall sell or transfer any property owned by it in order then or thereafter to lease such property or lease other property which the Company or such Subsidiary intends to use for substantially the same purpose as the property being sold or transferred, without the prior written consent of the Required Holders.

6G. Restricted Distributions and Redemptions. Neither the Company nor any of its Subsidiaries shall redeem, convert, retire or otherwise acquire shares of any class of its capital stock or other equity interest, or make any Distributions, except Distributions to the Company or another Subsidiary of the Company. In addition, neither the Company nor any of its Subsidiaries shall effect or permit any change in or amendment to any document or instrument pertaining to the terms of the Company or any of its Subsidiaries capital stock or other equity interest. Notwithstanding the foregoing, neither the Company nor any of its Subsidiaries shall make any Distribution under this paragraph 6G if a Default or Event of Default exists or would be created by the making of such Distribution.

6H. Debt Modification, etc. Neither the Company nor any of its Subsidiaries will (i) amend, supplement or otherwise modify (A) the terms of any Subordinated Debt or (B) any negative covenant, financial covenant or event of default set forth in the Bank Debt or (ii) prepay, redeem or repurchase any of the Subordinated Debt. Prior to any principal payment or prepayment of the Bank Debt having the effect of reducing the commitments of banks under the Bank Agreement, the Company shall deliver to the Purchasers a certificate setting forth in reasonable detail computations evidencing the pro forma effect of the contemplated payment on the Company’s compliance with the financial covenants contained in paragraph 6A hereof.

6I. Employee Benefit Plans. Neither the Company nor any of its Subsidiaries nor any ERISA Affiliate will:

(a) engage in any “prohibited transaction” within the meaning of section 406 of ERISA or section 4975 of the Code which could result in a material liability for the Company or any of its Subsidiaries; or

(b) permit any Guaranteed Pension Plan to incur an “accumulated funding deficiency”, as such term is defined in section 302 of ERISA, whether or not such deficiency is or may be waived; or

(c) fail to contribute to any Guaranteed Pension Plan to an extent which, or terminate any Guaranteed Pension Plan in a manner which, could result in the imposition of a lien or encumbrance on the assets of the Company or any of its Subsidiaries pursuant to section 302(f) or section 4068 of ERISA; or

(d) amend any Guaranteed Pension Plan in circumstances requiring the posting of security pursuant to section 307 of ERISA or section 401(a)(29) of the Code; or

(e) permit or take any action which would result in the aggregate benefit liabilities (with the meaning of section 4001 of ERISA) of all Guaranteed Pension Plans exceeding the value of the aggregate assets of such Plans, disregarding for this purpose the benefit liabilities and assets of any such Plan with assets in excess of benefit liabilities.

6J. Negative Pledges. Except for Permitted Liens, and subject to the Intercreditor Agreement, neither the Company nor any of its Subsidiaries shall enter into or permit to exist any arrangement or agreement, enforceable under applicable law, which directly or indirectly prohibits the Company or such Subsidiary from creating or incurring any lien, encumbrance, mortgage, pledge, charge, restriction or other security interest in favor of the Collateral Agent for the benefit of the Purchasers and the noteholders under the 1998 Agreement under the Security Documents other than customary anti-assignment provisions in leases and licensing agreements entered into by the Company or such Subsidiary in the ordinary course of its business.

6K. Business Activities. Neither the Company nor any of its Subsidiaries will engage directly or indirectly (whether through subsidiaries or otherwise) in any type of business other than the businesses conducted by the Company or such Subsidiary on the Effective Date and in related businesses.

6L. Transactions with Affiliates. Neither the Company nor any of its Subsidiaries will engage in any transaction with any Affiliate (other than for services as employees, officers and directors), including any contract, agreement or other arrangement providing for the furnishing of services to or by, providing for rental of real or personal property to or from, or otherwise requiring payments to or from any such Affiliate or, to the knowledge of the Company and its Subsidiaries, any corporation, partnership, trust or other entity in which any such Affiliate has a substantial interest or is an officer, director, trustee or partner, on terms more favorable to such Person than would have been obtainable on an arm’s-length basis in the ordinary course of business.

7. EVENTS OF DEFAULT.

7A. Acceleration. If any of the following events shall occur and be continuing for any reason whatsoever (and whether such occurrence shall be voluntary or involuntary or come about or be effected by operation of law or otherwise):

(i) the Company defaults in the payment of any principal of, or Yield-Maintenance Amount payable with respect to, any Note when the same shall become due, either by the terms thereof or otherwise as herein provided; or

(ii) the Company defaults in the payment of any interest on any Note for more than 10 days after the date due; or

(iii) the Company or any of its Subsidiaries defaults (whether as primary obligor or as guarantor or other surety) in any payment of principal of or interest on any other obligation for money borrowed other than the Bank Debt (or any Capitalized Lease, any obligation under a conditional sale or other title retention agreement, any obligation issued or assumed as full or partial payment for property whether or not secured by a purchase money mortgage or any obligation under notes payable or drafts accepted representing extensions of credit) beyond any period of grace provided with respect thereto, or the Company or any of its Subsidiaries fails to perform or observe any other agreement, term or condition contained in any agreement under which any such obligation is created (or if any other event thereunder or under any such agreement shall occur and be continuing) and the effect of such failure or other event is to cause, or to permit the holder or holders of such obligation (or a trustee on behalf of such holder or holders) to cause, such obligation to become due (or to be repurchased by the Company or any of its Subsidiaries) prior to any stated maturity, provided that the aggregate amount of all obligations as to which such a payment default shall occur and be continuing or such a failure or other event causing or permitting acceleration (or resale to the Company or any of its Subsidiaries) shall occur and be continuing exceeds $500,000; or

(iv) any representation or warranty made by the Company herein or by the Company or any of its officers in any writing furnished in connection with or pursuant to this Agreement shall be false in any material respect on the date as of which made; or

(v) the Company fails to perform or observe any agreement contained in paragraph 6; or

(vi) the Company fails to perform or observe any other agreement, term or condition contained herein and such failure shall not be remedied within 30 days after any Responsible Officer obtains knowledge or notice thereof; or

(vii) the Company or any of its Subsidiaries makes an assignment for the benefit of creditors or is generally not paying its debts as such debts become due; or

(viii) any decree or order for relief in respect of the Company or any of its Subsidiaries is entered under any bankruptcy, reorganization, compromise, arrangement, insolvency, readjustment of debt, dissolution or liquidation or similar law, whether now or hereafter in effect (herein called the “Bankruptcy Law”), of any jurisdiction; or

(ix) the Company or any of its Subsidiaries petitions or applies to any tribunal for, or consents to, the appointment of, or taking possession by, a trustee, receiver, custodian, liquidator or similar official of the Company or any of its Subsidiaries, or of any substantial part of the assets of the Company or any Subsidiary, or commences a voluntary case under the Bankruptcy Law of the United States or any proceedings (other than proceedings for the voluntary liquidation and dissolution of a Subsidiary of the

Company) relating to the Company or any of its Subsidiaries under the Bankruptcy Law of any other jurisdiction; or

(x) any such petition or application is filed, or any such proceedings are commenced, against the Company or any of its Subsidiaries and the Company or such Subsidiary by any act indicates its approval thereof, consent thereto or acquiescence therein, or an order, judgment or decree is entered appointing any such trustee, receiver, custodian, liquidator or similar official, or approving the petition in any such proceedings, and such order, judgment or decree remains unstayed and in effect for more than 45 days; or

(xi) any order, judgment or decree is entered in any proceedings against the Company decreeing the dissolution of the Company and such order, judgment or decree remains unstayed and in effect for more than 60 days; or

(xii) any order, judgment or decree is entered in any proceedings against the Company or any of its Subsidiaries decreeing a split-up of the Company or such Subsidiary which requires the divestiture of assets representing a substantial part, or the divestiture of the stock of a Subsidiary whose assets represent a substantial part, of the consolidated assets of the Company and its Subsidiaries (determined in accordance with generally accepted accounting principles) or which requires the divestiture of assets, or stock of a Subsidiary, which shall have contributed a substantial part of the consolidated net income of the Company and its Subsidiaries (determined in accordance with generally accepted accounting principles) for any of the three fiscal years then most recently ended, and such order, judgment or decree remains unstayed and in effect for more than 60 days; or

(xiii) one or more final judgments in an aggregate amount in excess of $500,000 is rendered against the Company or any of its Subsidiaries and, within 60 days after entry thereof, any such judgment is not discharged or execution thereof stayed pending appeal, or within 60 days after the expiration of any such stay, such judgment is not discharged; or

(xiv) the Company or any of its ERISA Affiliates, in its capacity as an employer under a Multiemployer Plan, makes a complete or partial withdrawal from such Multiemployer Plan resulting in the incurrence by such withdrawing employer of a withdrawal liability in an amount exceeding $500,000;

(xv) the Company or any Guarantor or any other Person shall disavow or attempt to terminate any or all of the Guaranty Agreements or any or all of the Guaranty Agreements shall cease to be in full force and effect in whole or in part for any reason whatsoever other than due to a release pursuant to the Intercreditor Agreement; or

(xvi) if any of the Security Documents shall be cancelled, terminated, revoked or rescinded or the Collateral Agent’s security interests, mortgages or liens in a substantial portion of the Collateral shall cease to be perfected, or shall cease to have the priority contemplated by the Security Documents, in each case otherwise than in accordance with the terms thereof or with the express prior written agreement, consent or approval of the Required Holder(s), or any action at law, suit or in equity or other legal proceeding to cancel, revoke or rescind any of the Related Documents shall be commenced by or on behalf of the Company or any of its Subsidiaries party thereto or any of their respective stockholders, or any court or any other governmental or regulatory authority or agency of competent jurisdiction shall make a determination that, or issue a judgment, order, decree or ruling to the effect that, any one or more of the Security Documents is illegal, invalid or unenforceable in accordance with the terms thereof other than due to a release pursuant to the Intercreditor Agreement; or

(xvii) (i) a default or event of default shall have occurred and be continuing under the Bank Agreement, or (ii) the banks party to the Bank Agreement shall accelerate the maturity of all or any part of the Bank Debt, or (iii) the commitments under the Bank Agreement shall be terminated in whole or in part (other than pursuant to a voluntary termination or reduction by the Company), or (iv) Section 12.5 of the Bank Agreement shall be amended without the prior consent of the Required Holder(s); or

(xviii) (i) the Company shall at any time, legally or beneficially, directly or indirectly own less than one hundred percent (100%) of the shares of the common stock, partnership interests or membership units of each Guarantor; or (ii) any person or group of persons (within the meaning of Section 13 or 14 of the Securities Exchange Act of 1934, as amended) shall have acquired beneficial ownership (within the meaning of Rule 13d-3 promulgated by the Securities and Exchange Commission under said Act) of 20% or more of the outstanding shares of common stock of the Company or, during any period of twelve (12) consecutive calendar months, individuals who were directors of the Company on the first day of such period shall cease to constitute a majority of the board of directors of the Company;

then:

(a) if such event is an Event of Default specified in clause (i) or (ii) of this paragraph 7A, any holder (other than the Company or any of its Subsidiaries) of any Note may at its option during the continuance of such Event of Default, by notice in writing to the Company, declare all of the Notes held by such holder to be, and all of the Notes held by such holder shall thereupon be and become, immediately due and payable at par together with interest accrued thereon, without presentment, demand, protest or notice of any kind, all of which are hereby waived by the Company,

(b) if such event is an Event of Default specified in clause (viii), (ix) or (x) of this paragraph 7A with respect to the Company, all of the Notes at the time outstanding shall automatically become immediately due and payable together with interest accrued thereon and together with the Yield-Maintenance Amount, if any, with respect to each Note, without presentment, demand, protest or notice of any kind, all of which are hereby waived by the Company, and

(c) with respect to any event constituting an Event of Default, the Required Holder(s) of the Notes may at its or their option during the continuance of such Event of

Default, by notice in writing to the Company, declare all of the Notes to be, and all of the Notes shall thereupon be and become, immediately due and payable together with interest accrued thereon and together with the Yield-Maintenance Amount, if any, with respect to each Note, without presentment, demand, protest or notice of any kind, all of which are hereby waived by the Company.

7B. Rescission of Acceleration. At any time after any or all of the Notes shall have been declared immediately due and payable pursuant to paragraph 7A, the Required Holder(s) of the Notes may, by notice in writing to the Company, rescind and annul such declaration and its consequences if:

(i) the Company shall have paid all overdue interest on the Notes, the principal of and Yield-Maintenance Amount, if any, payable with respect to any Notes which have become due otherwise than by reason of such declaration, and interest on such overdue interest and overdue principal and Yield-Maintenance Amount at the rate specified in the Notes,

(ii) the Company shall not have paid any amounts which have become due solely by reason of such declaration,

(iii) all Events of Default and Defaults, other than non-payment of amounts which have become due solely by reason of such declaration, shall have been cured or waived pursuant to paragraph 11C, and

(iv) no judgment or decree shall have been entered for the payment of any amounts due pursuant to the Notes or this Agreement.

No such rescission or annulment shall extend to or affect any subsequent Event of Default or Default or impair any right arising therefrom.

7C. Notice of Acceleration or Rescission. Whenever any Note shall be declared immediately due and payable pursuant to paragraph 7A or any such declaration shall be rescinded and annulled pursuant to paragraph 7B, the Company shall forthwith give written notice thereof to the holder of each Note at the time outstanding.

7D. Other Remedies. If any Event of Default or Default shall occur and be continuing, the holder of any Note may proceed to protect and enforce its rights under this Agreement and such Note by exercising such remedies as are available to such holder in respect thereof under applicable law, either by suit in equity or by action at law, or both, whether for specific performance of any covenant or other agreement contained in this Agreement or in aid of the exercise of any power granted in this Agreement. No remedy conferred in this Agreement upon the holder of any Note is intended to be exclusive of any other remedy, and each and every such remedy shall be cumulative and shall be in addition to every other remedy conferred herein or now or hereafter existing at law or in equity or by statute or otherwise.

8. REPRESENTATIONS, COVENANTS AND WARRANTIES. The Company represents, covenants and warrants as follows (all references to “Subsidiary” and “Subsidiaries” in this paragraph 8 shall be deemed omitted if the Company has no Subsidiaries at the time the representations herein are made or repeated):

8 A. Organization.

(i) The Company is a corporation duly organized and existing in good standing under the laws of the State of North Carolina, and each of its Subsidiaries is duly organized and existing in good standing under the laws of the jurisdiction in which it is incorporated or formed. Schedule 8A hereto is an accurate and complete list of all Subsidiaries of the Company as of the Exchange Closing Day, including the jurisdiction of incorporation or formation and ownership of all such Subsidiaries. The Company and each of its Subsidiaries has the corporate or company power to own its respective properties and to carry on its respective businesses as now being conducted and is duly qualified and authorized to do business in each other jurisdiction in which the character of its respective properties or the nature of its respective businesses require such qualification or authorization except where the failure to be so qualified or authorized could not reasonably be expected to have a material adverse effect on the business, operations or financial condition of the Company and its Subsidiaries, taken as a whole.

(ii) No Subsidiary of the Company is a party to, or otherwise subject to, any legal restriction or any agreement restricting the ability of such Subsidiary to pay dividends out of profits or make other similar distributions of profits to the Company or any of its Subsidiaries that owns outstanding shares of Capital Stock or similar equity interests of such Subsidiary.

8B. Financial Statements. The Company has furnished you with the following financial statements, identified by a principal financial officer of the Company:

(i) a Consolidated balance sheet as at the last day of the fiscal year in each of the years 1993 to 1999, inclusive, a Consolidated statement of income, stockholders’ equity and cash flows for each such year, all reported on by Deloitte & Touche; and

(ii) a Consolidated balance sheet as at September 30, 2000 and Consolidated statements of income, stockholders’ equity and cash flows for the nine-month period ended on each such date, prepared by the Company.

Those financial statements (including any related schedules and/or notes) fairly present in all material respects (subject, as to interim statements, to the absence of footnotes or to changes resulting from normal year-end adjustments) the financial condition of the Company and have been prepared in accordance with generally accepted accounting principles consistently applied throughout the periods involved and show all liabilities, direct and contingent, of the Company and its Subsidiaries required to be shown in accordance with such principles. The balance sheets fairly present, in all material respects, the Consolidated financial condition of the Company and its Subsidiaries as at the dates thereof, and the statements of income, stockholders’ equity and cash flows fairly present, in all material respects, the Consolidated results of the operations of the Company and its Subsidiaries, the changes in the Company’s stockholders’ equity and their Consolidated cash flows for the periods indicated. There has been no material adverse change in the business, condition (financial or otherwise) or operations of the Company and its Subsidiaries taken as a whole since December 31, 1999.

8C. Actions Pending. Except as set forth on Schedule 8C hereto, there is no action, suit, investigation or proceeding pending or, to the knowledge of the Company, threatened against the Company or any of its Subsidiaries, or any properties or rights of the Company or any of its Subsidiaries, by or before any court, arbitrator or administrative or governmental body which could reasonably be expected to result in any material adverse change in the business, property or assets, condition (financial or otherwise) or operations of the Company and its Subsidiaries taken as a whole.

8D. Outstanding Indebtedness. Neither the Company nor any of its Subsidiaries has outstanding any Indebtedness except as permitted by paragraph 6A. There exists no default under the provisions of any instrument evidencing such Indebtedness or of any agreement relating thereto. Schedule 8D hereto (as such Schedule 8D may have been modified from time to time by written supplements thereto delivered by the Company to Prudential) is an accurate and complete list of Indebtedness of the Company and its Subsidiaries on the Closing Date.

8E. Title to Properties. The Company has and each of its Subsidiaries has good and indefeasible title to its respective real properties (other than properties which it leases) and good title to all of its other respective properties and assets, including the properties and assets reflected in the most recent audited balance sheet referred to in paragraph 8B (other than properties and assets disposed of in the ordinary course of business), subject to no Lien of any kind except Liens permitted by paragraph 6C. All leases necessary in any material respect for the conduct of the respective businesses of the Company and its Subsidiaries are valid and subsisting and are in full force and effect.

8F. Taxes. The Company has filed and each of its Subsidiaries has filed all federal, state and other income tax returns which, to the best knowledge of the Chief Financial Officer of the Company and its Subsidiaries, are required to be filed, and each has paid all taxes as shown on such returns and on all assessments received by it to the extent that such taxes have become due, except such taxes as are being contested in good faith by appropriate proceedings for which adequate reserves have been established in accordance with generally accepted accounting principles.

8G. Conflicting Agreements and Other Matters. Neither the Company nor any of its Subsidiaries is a party to any contract or agreement or subject to any charter or other corporate or company restriction which materially and adversely affects its business, property or assets, condition (financial or otherwise) or operations. Neither the execution nor delivery of this Agreement or the Notes, nor the issuance of the Notes, nor fulfillment of nor compliance with the terms and provisions hereof and of the Notes will conflict with, or result in a breach of the terms, conditions or provisions of, or constitute a default under, or result in any violation of, or result in the creation of any Lien upon any of the properties or assets of the Company or any of its Subsidiaries pursuant to, the charter or by-laws of the Company or any of its Subsidiaries, any award of any arbitrator or any agreement (including any agreement with stockholders), instrument, order, judgment, decree, statute, law, rule or regulation to which the Company or any of its Subsidiaries is subject. Neither the Company nor any of its Subsidiaries is a party to, or otherwise subject to any provision contained in, any instrument evidencing Indebtedness of the

Company or such Subsidiary, any agreement relating thereto or any other contract or agreement (including its charter) which limits the amount of, or otherwise imposes restrictions on the incurring of, Indebtedness of the Company of the type to be evidenced by the Notes except as set forth in the agreements listed in Schedule 8G hereto.

8H. Offering of Notes. Neither the Company nor any agent acting on its behalf has, directly or indirectly, offered the Notes or any similar security of the Company for sale to, or solicited any offers to buy the Notes or any similar security of the Company from, or otherwise approached or negotiated with respect thereto with, any Person other than Institutional Investors, and neither the Company nor any agent acting on its behalf has taken or will take any action which would subject the issuance of the Notes to the provisions of Section 5 of the Securities Act or to the provisions of any securities or Blue Sky law of any applicable jurisdiction. The Company hereby represents and warrants to you that, within the preceding twelve months, neither the Company nor any other Person acting on behalf of the Company has offered or sold to any Person (other than accredited investors) any Notes, or any securities of the same or a similar class as the Notes, or any other substantially similar securities of the Company.

8I. Use of Proceeds. None of the proceeds of the sale of the 1996 Notes was or will be used, directly or indirectly, for the purpose, whether immediate, incidental or ultimate, of purchasing or carrying any “margin security” or “margin stock” as defined in Regulation U and X (12 C.F.R. Parts 221 and 224) of the Board of Governors of the Federal Reserve System (herein called “margin stock”) or for the purpose of maintaining, reducing or retiring any Indebtedness which was originally incurred to purchase or carry any stock that is then currently a margin stock or for any other purpose which might constitute the purchase of such Notes a “purpose credit” within the meaning of such Regulations, unless the Company shall have delivered to the Purchaser which purchased such Notes, on the Closing Date for such Notes, an opinion of counsel satisfactory to such Purchaser stating that the purchase of such Notes did not and does not constitute a violation of such Regulations. Neither the Company nor any agent acting on its behalf has taken or will take any action which might cause this Agreement or the Notes to violate Regulation U, Regulation X or any other regulation of the Board of Governors of the Federal Reserve System or to violate the Exchange Act, in each case as in effect now or as the same may hereafter be in effect.

8J. ERISA. No accumulated funding deficiency (as defined in section 302 of ERISA and section 412 of the Code), whether or not waived, exists with respect to any Plan (other than a Multiemployer Plan). No liability to the Pension Benefit Guaranty Corporation has been or is expected by the Company or any ERISA Affiliates to be incurred with respect to any Plan (other than a Multiemployer Plan) by the Company, any of its Subsidiaries or any ERISA Affiliate which is or would be materially adverse to the business, property or assets, condition (financial or otherwise) or operations of the Company and its Subsidiaries taken as a whole. Neither the Company, any of its Subsidiaries nor any ERISA Affiliate has incurred or presently expects to incur any withdrawal liability under Title IV of ERISA with respect to any Multiemployer Plan which is or would be materially adverse to the business, property or assets, condition (financial or otherwise) or operations of the Company and its Subsidiaries taken as a whole. The execution and delivery of this Agreement and the issuance of the Notes will be exempt from or will not involve any transaction Which is subject to the prohibitions of section 406 of ERISA and will not involve any transaction in connection with which a penalty could be imposed under section 502(i) of ERISA or a tax could be imposed pursuant to section 4975 of the Code.

8K. Governmental Consent. Neither the nature of the Company or of any of its Subsidiaries, nor any of their respective businesses or properties, nor any relationship between the Company or any of its Subsidiaries and any other Person, nor any circumstance in connection with the issuance or delivery of the Notes is such as to require any authorization, consent, approval, exemption or any action by or notice to or filing with any court or administrative or governmental body (other than routine filings after the Closing Date for any Notes with the Securities and Exchange Commission and/or state Blue Sky authorities) in connection with the execution and delivery of this Agreement, the issuance or delivery of the Notes or fulfillment of or compliance with the terms and provisions hereof or of the Notes.

8L. Environmental Compliance.

(i) The Company and its Subsidiaries and all of their respective Properties have complied at all times (during such period of time the Company or its Subsidiaries have owned or operated each such Property) and in all respects with all Environmental Requirements where failure to comply could reasonably be expected to have a material adverse effect on the business, condition (financial or otherwise) or operations of the Company and its Subsidiaries taken as a whole.

(ii) Except as set forth in Schedule 8L, neither the Company nor any Subsidiary is subject to any Environmental Liability or Environmental Requirement which could reasonably be expected to have a material adverse effect on the business, condition (financial or otherwise) or operations of the Company and its Subsidiaries, taken as a whole.

(iii) Except as set forth in Schedule 8L, neither the Company nor any Subsidiary has been designated as a potentially responsible party under CERCLA or under any state statute similar to CERCLA. None of the Properties has been identified on any current or proposed National Priorities List under 40 C.F.R. § 300 or any list arising from a state statute similar to CERCLA. None of the Properties has been identified on any CERCLIS list.

(iv) No Hazardous Materials have been or are being used, produced, manufactured, processed, generated, stored, disposed of, released, managed at or shipped or transported to or from the Properties (during such period of time the Company or its Subsidiaries have owned or operated each such Property) or, to the actual knowledge of the Company, are otherwise present at, on, in or under the Properties or, to the actual knowledge of the Company, at or from any adjacent site or facility, except for Hazardous Materials used, produced, manufactured, processed, generated, stored, disposed of, released and managed in the ordinary course of the Company’s and any Subsidiary’s business in compliance with all applicable Environmental Requirements and except for Hazardous Materials present in amounts which have not required and do not require remediation, pursuant to applicable law or regulation, or if remediation is required, such remediation could not reasonably be expected to have a material adverse effect on the business, condition (financial or otherwise) or operations of the Company and its Subsidiaries, taken as a whole.

(v) The Company and each of its Subsidiaries have procured all permits necessary under Environmental Requirements for the conduct of their respective businesses or is otherwise in compliance with all applicable Environmental Requirements, except to the extent the failure to do so would not reasonably expected to have a material adverse effect on the business, condition (financial or otherwise) or operations of the Company and its Subsidiaries, taken as a whole.

8M. Disclosure. Neither this Agreement nor any other document, certificate or statement furnished to any Purchaser by or on behalf of the Company in connection herewith contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained herein and therein not misleading. There is no fact peculiar to the Company or any of its Subsidiaries which materially adversely affects or in the future may (so far as the Company can now reasonably foresee) materially adversely affect the business, property or assets, condition (financial or otherwise) or operations of the Company or any of its Subsidiaries and which has not been set forth in this Agreement.

8N. Hostile Tender Offers. None of the proceeds of the sale of any 1996 Notes have been or will be used to finance a Hostile Tender Offer.

9. REPRESENTATIONS OF THE PURCHASERS.

Each Purchaser represents as follows:

9A. Nature of Exchange. Such Purchaser acquired the Notes from the Company pursuant to this Agreement for investment for its own account, not as a nominee or agent, and not with a view to, or for resale in connection with, any distribution thereof within the meaning of the Securities Act, provided that the disposition of such Purchaser’s property shall at all times be and remain within its control.

9B. Business of Purchaser; Prohibited Transferees. Neither Purchaser, nor any Affiliate of such Purchaser, is engaged in, or owns a 5% or more interest in a Person engaged in, the hauling of waste or commercial recycling, nor shall such Purchaser transfer any Note to any Person engaged in, or who owns a 5% or more interest in a Person engaged in, the hauling of waste or commercial recycling.

10. DEFINITIONS; ACCOUNTING MATTERS. For the purpose of this Agreement, the terms defined in paragraphs 10A and 10B (or within the text of any other paragraph) shall have the respective meanings specified therein and all accounting matters shall be subject to determination as provided in paragraph 10C.

10A. Yield-Maintenance Terms.

“Called Principal” shall mean, with respect to any Note, the principal of such Note that is to be prepaid pursuant to paragraph 4B or is declared to be immediately due and payable pursuant to paragraph 7A, as the context requires.

“Designated Spread” shall mean .50 of 1%.

“Discounted Value” shall mean, with respect to the Called Principal of any Note, the amount obtained by discounting all Remaining Scheduled Payments with respect to such Called Principal from their respective scheduled due dates to the Settlement Date with respect to such Called Principal, in accordance with accepted financial practice and at a discount factor (as converted to reflect the periodic basis on which interest on such Note is payable, if payable other than on a semi-annual basis) equal to the Reinvestment Yield with respect to such Called Principal.

“Reinvestment Yield” shall mean, with respect to the Called Principal of any Note, the Designated Spread over the yield to maturity implied by (i) the yields reported, as of 10:00 A.M. (New York City local time) on the Business Day next preceding the Settlement Date with respect to such Called Principal, on the display designated as “Page 678” on the Telerate Service (or such other display as may replace page 678 on the Telerate Service) for actively traded U.S. Treasury securities having a maturity equal to the Remaining Average Life of such Called Principal as of such Settlement Date, or (ii) if such yields shall not be reported as of such time or the yields reported as of such time shall not be ascertainable, the Treasury Constant Maturity Series yields reported, for the latest day for which such yields shall have been so reported as of the Business Day next preceding the Settlement Date with respect to such Called Principal, in Federal Reserve Statistical Release H.15 (519) (or any comparable successor publication) for actively traded U.S. Treasury securities having a constant maturity equal to the Remaining Average Life of such Called Principal as of such Settlement Date. Such implied yield shall be determined, if necessary, by (a) converting U.S. Treasury bill quotations to bond-equivalent yields in accordance with accepted financial practice and (b) interpolating linearly between yields reported for various maturities.

“Remaining Average Life” shall mean, with respect to the Called Principal of any Note, the number of years (calculated to the nearest one-twelfth year) obtained by dividing (i) such Called Principal into (ii) the sum of the products obtained by multiplying (a) each Remaining Scheduled Payment of such Called Principal (but not of interest thereon) by (b) the number of years (calculated to the nearest one-twelfth year) which will elapse between the Settlement Date with respect to such Called Principal and the scheduled due date of such Remaining Scheduled Payment.

“Remaining Scheduled Payments” shall mean, with respect to the Called Principal of any Note, all payments of such Called Principal and interest thereon that would be due on or after the Settlement Date with respect to such Called Principal if no payment of such Called Principal were made prior to its scheduled due date.

“Settlement Date” shall mean, with respect to the Called Principal of any Note, the date on which such Called Principal is to be prepaid pursuant to paragraph 4A or is declared to be immediately due and payable pursuant to paragraph 7A, as the context requires.

“Yield-Maintenance Amount” shall mean, with respect to any Note, an amount equal to the excess, if any, of the Discounted Value of the Called Principal of such Note over the sum of (i) such Called Principal plus (ii) interest accrued thereon as of (including interest due on) the

Settlement Date with respect to such Called Principal. The Yield-Maintenance Amount shall in no event be less than zero.

10B. Other Terms.

“1996 Agreement” shall mean the Note Purchase and Private Shelf Agreement, dated as of April 3, 1996, as amended and restated by the Amended and Restated Note Agreement, dated as of March 31, 2000, between the Company and the Purchasers, as amended and restated hereby.

“1996 Notes” shall have the meaning specified in paragraph 2.

“1998 Agreement” shall mean the Note Purchase and Private Shelf Agreement, dated as of June 30, 1998, as amended and restated by the Amended and Restated Note Purchase and Private Shelf Agreement, dated as of March 31, 2000, as amended and restated by the Amended and Restated Note Purchase and Private Shelf Agreement, dated as of March 31, 2001, between the Company, Prudential and certain Prudential Affiliates.

“1998 Notes” shall mean each of the promissory notes issued by the Predecessor to Prudential and certain Prudential Affiliates under the 1998 Agreement.

“Affiliate” shall mean any Person directly or indirectly controlling, controlled by, or under direct or indirect common control with, the Company, except a Subsidiary. A Person shall be deemed to control a corporation if such Person possesses, directly or indirectly, the power to direct or cause the direction of the management and policies of such corporation, whether through the ownership of voting securities, by contract or otherwise.

“Applicable Rate” shall mean 7.28% per annum, provided, however, that in the event of either of the following:

(i) the Company’s Consolidated Indebtedness exceeds 400% of EBITDA for the most recently ended four fiscal quarter period; or

(ii) the Company’s Consolidated Senior Debt exceeds 350% of EBITDA for the most recently ended four fiscal quarter period;

then, effective as of the beginning of fiscal quarter in which any such event occurs the interest payable on the unpaid balance of each Note shall be 9.28% per annum. Following any such adjustment in the interest rate, if neither of the conditions described in (i) and (ii) above is in effect, then effective as of the beginning of the fiscal quarter in which such event no longer exists, the interest rate on the unpaid balance of each Note shall be 7.28% per annum.

“Authorized Officer” shall mean (i) in the case of the Company, its chief executive officer, its president and chief operating officer, its chief financial officer, any vice president of the Company designated as an “Authorized Officer” of the Company in the Information Schedule attached hereto or any vice president of the Company designated as an “Authorized Officer” of the Company for the purpose of this Agreement in an Officer’s Certificate executed by the Company’s chief executive officer or chief financial officer and delivered to Prudential, and (ii) in the case of Prudential, any officer of Prudential designated as its “Authorized Officer” in the Information Schedule or any officer of Prudential designated as its “Authorized Officer” for the purpose of this Agreement in a certificate executed by one of its Authorized Officers. Any action taken under this Agreement on behalf of the Company by any individual who on or after the date of this Agreement shall have been an Authorized Officer of the Company and whom Prudential in good faith believes to be an Authorized Officer of the Company at the time of such action shall be binding on the Company even though such individual shall have ceased to be an Authorized Officer of the Company, and any action taken under this Agreement on behalf of Prudential by any individual who on or after the date of this Agreement shall have been an Authorized Officer of Prudential and whom the Company in good faith believes to be an Authorized Officer of Prudential at the time of such action shall be binding on Prudential even though such individual shall have ceased to be an Authorized Officer of Prudential.

“Bank Agreement” means that certain Revolving Credit Agreement dated as of November 9, 1999 among the Company, the Guarantors, certain lending institutions party thereto and Fleet National Bank (f/k/a BankBoston, N.A.), as Administrative Agent, as it may be amended, modified or supplemented from time to time in accordance with the terms hereof.

“Bank Debt” means any Indebtedness arising under the Bank Agreement, provided, that the principal amount of such Indebtedness does not exceed $300,000,000.

“Bankruptcy Law” shall have the meaning specified in clause (viii) of paragraph 7A.

“Business Day” shall mean any day other than (i) a Saturday or a Sunday and (ii) a day on which commercial banks in New York City are required or authorized to be closed.

“Capital Assets” shall mean fixed assets, both tangible (such as land, buildings, fixtures, machinery and equipment) and intangible (such as patents, copyrights, trademarks, franchises and good will); provided that Capital Assets shall not include (a) any item customarily charged directly to expense or depreciated over a useful life of twelve (12) months or less in accordance with GAAP, or (b) any item obtained through an acquisition permitted by paragraph 6E(1) hereof.

“Capital Expenditures” shall mean amounts paid or Indebtedness incurred by the Company and its Subsidiaries in connection with the purchase or lease of Capital Assets that would be required to be capitalized and shown on the balance sheet of such Person in accordance with generally accepted accounting principles.

“Capital Stock” means, with respect to any Person, the outstanding capital stock (or any options or warrants to purchase capital stock or other securities exchangeable for or convertible into capital stock) of such Person.

“Capitalized Leases” Leases under which the Company or any of its Subsidiaries is the lessee or obligor, the discounted future rental payment obligations under which are required to be capitalized on the balance sheet of the lessee or obligor in accordance with generally accepted accounting principles.

“CERCLA” shall mean the Comprehensive Environmental Response, Compensation and Liability Act.

“CERCLIS” shall mean the Comprehensive Environmental Response, Compensation and Liability Inventory System established pursuant to CERCLA.

“Closing Date” shall have the meaning specified in paragraph 2A.

“Code” shall mean the Internal Revenue Code of 1986, as amended from time to time, and the rules and regulations promulgated thereunder from time to time.

“Collateral” shall mean all of the property, rights and interests of the Company and its Subsidiaries that are or are intended to be subject to the security interests created by the Security Documents.

“Collateral Agent” shall have the meaning specified in paragraph 6C(g).

“Consolidated” or “consolidated” shall mean, with reference to any term defined herein, that term as applied to the accounts of the Company and its Subsidiaries, consolidated in accordance with generally accepted accounting principles.

“Consolidated Earnings Before Interest and Taxes or EBIT” shall mean, for any period, the Consolidated Net Income (or Deficit) of the Company and its Subsidiaries, plus (a) interest expense and (b) income taxes, determined in accordance with GAAP.

“Consolidated Earnings Before Interest, Taxes and Amortization or EBITA” shall mean, for any period (without duplication), EBIT plus amortization expense, to the extent that it was deducted in determining Consolidated Net Income (or Deficit), determined in accordance with GAAP.

For purposes of calculating the financial covenants set forth in paragraph 6A, the Company may include the EBITA for the prior twelve (12) months of companies acquired by the Company during the respective reporting period (without duplication with respect to the adjustments set forth above) only if (A) the financial statements of such acquired companies have been audited for the period sought to be included by an independent accounting firm satisfactory to the Purchasers, or (B) the Purchasers consent to such inclusion after being furnished with other acceptable financial statements. Such acquired EBITA may be further adjusted to add back non-recurring private company expenses which are discontinued upon acquisition (including, without limitation, owner’s compensation), as approved by the Purchasers.

“Consolidated Earnings Before Interest, Taxes, Depreciation and Amortization or EBITDA” shall mean, for any period (without duplication), EBITA plus depreciation expense, to the extent that it was deducted in determining Consolidated Net Income (or Deficit), determined in accordance with GAAP.

For purposes of calculating the financial covenants set forth in Paragraph 6A, the Company may include the EBITDA for the prior twelve (12) months of companies acquired by the Company during the respective reporting period (without duplication with respect to the adjustments set forth above) only if (A) the financial statements of such acquired companies have been audited for the period sought to be included by an independent accounting firm satisfactory to the Purchasers, or (B) the Purchasers consent to such inclusion after being furnished with other acceptable financial statements. Such acquired EBITDA may be further adjusted to add back non-recurring private company expenses which are discontinued upon acquisition (including, without limitation, owner’s compensation), as approved by the Purchasers. Simultaneously with the delivery of the financial statements referred to in (A) and (B) above, the CEO or the CFO of the Company and its Subsidiaries shall deliver to the Purchasers a Compliance Certificate and appropriate documentation certifying the historical operating results, adjustments and balance sheet of the acquired company.

“Consolidated Net Income” shall mean the consolidated net income of the Company and its Subsidiaries after deduction of all expenses, taxes, and other proper charges, determined in accordance with GAAP.

“Consolidated Net Worth” shall mean, the excess of Consolidated Total Assets over Consolidated Total Liabilities.

“Consolidated Total Assets” shall mean all assets of the Company and its Subsidiaries determined on a consolidated basis in accordance with GAAP.

“Consolidated Total Interest Expense” shall mean, for any period, the aggregate amount of interest required to be paid or accrued by the Company and its Subsidiaries during such period on all Indebtedness of the Company and its Subsidiaries outstanding during all or any part of such period, whether such interest was or is required to be reflected as an item of expense or capitalized, including payments consisting of interest in respect of any Capitalized Lease or any Synthetic Lease and including commitment fees, agency fees, facility fees, balance deficiency fees and similar fees or expenses in connection with the borrowing of money.

“Consolidated Total Liabilities” shall mean all liabilities of the Company and its Subsidiaries determined on a consolidated basis in accordance with GAAP.

“Consulting Engineer” shall mean an environmental consulting firm reasonably acceptable to the Required Holders.

“Designated Intellectual Property” shall mean those patents, patent applications, trademarks, trademark applications, trade names, copyrights, copyright applications, rights to sue and recover for past infringement of patents, trademarks and copyrights, computer programs, computer software, engineering drawings, service marks, customer lists, goodwill owned by Waste Industries of Mississippi, LLC or Waste Industries Property Co, LLC (each, an “IP Holder” and, collectively, the “IP Holders”), and all licenses, permits (to the full extent such permits are assignable by law, subject to regulatory approval if required, and pursuant to their terms), agreements of any kind or nature pursuant to which one or both of the IP Holders possesses, uses or has authority to possess or use property (whether tangible or intangible) of others, or by which others hold the right to possess, use or have authority to possess or use property (whether tangible or intangible) of one or both of the IP Holders, and all recorded data of any kind or nature, regardless of the medium of recording including, without limitation, all software, writings, plans, specifications and schematics of one or both of the IP Holders.

“Designated Intercompany Debentures” shall mean subordinated intercompany debentures held by Waste Services of Memphis, LLC, issued by the Company or any of its Subsidiaries, which shall be in the form of Exhibit E hereto and which shall be pledged to the Collateral Agent.

“Designated LLCs” shall mean each of Waste Industries of Mississippi, LLC; Waste Services of Memphis, LLC; WasteCo, LLC; and Waste Services of Tennessee, LLC, each a Delaware limited liability company, but only for so long as such company is treated as a corporation or partnership for federal tax purposes.

“Designated Property” shall mean (a) with respect to the Company or any of its Subsidiaries, its ownership interests in the Designated LLCs; (b) annuity contracts; (c) Investments held principally as a passive vehicle for the production of income held by a Borrower, (d) the Designated Intercompany Debentures; (e) prior to its conversion into an LLC, the stock of S.&S. Enterprises, Inc.; (f) the cash and cash equivalents, overnight sweep investments (such as repurchase agreements), and intercompany notes, loans and accounts payable of the Borrowers; (g) that certain Senior Subordinated Note dated February 2, 1999 made by Liberty Waste Services, LLC (an entity not affiliated with the Company or its Subsidiaries) in favor of Liberty Waste Lending Company, LLC in the maximum principal amount of $11,538,000; and (h) the Designated Intellectual Property.

“Designated Property Notice Period” shall mean, after the occurrence and continuation of a Default or an Event of Default, the period beginning three days after the receipt by the Company of written notice from the Purchasers of their election to terminate the rights granted in paragraph 6E(3) hereof, and ending upon receipt by the Company of written notice that the Purchasers have elected to restore the rights granted in paragraph 6E(3) hereof.

“Distribution” shall mean the declaration or payment of any dividend on or in respect of any shares of any class of capital stock, any partnership interests or any membership units of any Person, other than dividends or other distributions payable solely in shares of common stock partnership interests or membership units of such Person, as the case may be; the purchase, redemption, or other retirement of any shares of any class of capital stock partnership interests or membership units of such Person, directly or indirectly through a Subsidiary or otherwise; the return of equity capital by any Person to its shareholders, partners or members as such; or any other distribution on or in respect of any shares of any class of capital stock, partnership interests or membership units of such Person.

“EBIT” shall have the meaning set forth in the definition of Consolidated Earnings Before Interest and Taxes.

“EBITA” shall have the meaning set forth in the definition of Consolidated Earnings Before Interest, Taxes and Amortization.

“EBITDA” shall have the meaning set forth in the definition of Consolidated Earnings Before Interest, Taxes, Depreciation and Amortization.

“Effective Date” means March 31, 2001.

“Environmental Authority” shall mean any foreign, federal, state, local or regional government that exercises any duly authorized form of jurisdiction or authority under any Environmental Requirement.

“Environmental Judgments and Orders” shall mean all judgments, decrees or orders arising from or in any way associated with any Environmental Requirements, whether or not entered upon consent or written agreements with an Environmental Authority or other duly authorized entity arising from or in any way associated with any Environmental Requirement, whether or not incorporated in a judgment, degree or order.

“Environmental Liabilities” shall mean any liabilities, whether accrued or contingent, arising from or relating in any way to any Environmental Requirements.

“Environmental Notices” shall mean any written communication from any Environmental Authority stating possible or alleged noncompliance with or possible or alleged liability under any Environmental Requirement, including without limitation any complaints, citations, demands or requests from any Environmental Authority for correction of any purported violation of any Environmental Requirements or any investigation concerning any purported violation of any Environmental Requirements. Environmental Notices also shall mean (i) any written communication from any other Person threatening litigation or administrative proceedings against or involving the Company relating to alleged violation of any Environmental Requirements and (ii) any complaint, petition or similar documents filed by any other Person commencing litigation or administrative proceedings against or involving the Company relating to alleged violation of any Environmental Requirements.

“Environmental Proceedings” shall mean any judicial or administrative proceedings arising from or in any way associated with any Environmental Requirement.

“Environmental Releases” shall mean releases (as defined in CERCLA or under any applicable state or local environmental law or regulation) of Hazardous Materials. Environmental Releases does not include releases for which no remediation or reporting is required by applicable Environmental Requirements and which do not present a danger to health, safety or the environment.

“Environmental Requirements” shall mean any applicable local, state or federal law, rule, regulation, permit, order, decision, determination or requirement relating in any way to Hazardous Materials or to health, safety or the environment.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” shall mean any corporation which is a member of the same controlled group of corporations as the Company within the meaning of section 414(b) of the Code, or any trade or business which is under common control with the Company within the meaning of section 414(c) of the Code.

“Event of Default” shall mean any of the events specified in paragraph 7 A, provided that there has been satisfied any requirement in connection with such event for the giving of notice, or the lapse of time, or the happening of any further condition, event or act, and “Default” shall mean any of such events, whether or not any such requirement has been satisfied.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

“Financial Letter of Credit” shall mean a Letter of Credit where the event which triggers payment is financial, such as the failure to pay money, and not performance-related, such as failure to ship a product or provide a service, as set forth in greater detail in the letter dated March 30, 1995 from the Board of Governors of the Federal Reserve System or in any applicable directive or letter ruling of the Board of Governors of the Federal Reserve System issued subsequent thereto.

“Funded Debt” shall mean, collectively, without duplication, whether classified as indebtedness, an Investment or otherwise on the Company’s consolidated balance sheet, (a) all indebtedness for borrowed money or credit obtained or other similar monetary obligations, direct or indirect, (b) all obligations evidenced by notes, bonds, debentures or other similar debt instruments, (c) the Maximum Drawing Amount of Financial Letters of Credit and any unpaid reimbursement obligations under any other letter of credit, (d) all obligations, liabilities and indebtedness under Capitalized Leases which corresponds to principal, (e) guaranties of the Funded Debt of others referred to in clauses (a) through (d) above, and (f) the deferred purchase price of assets and companies (typically known as holdbacks) other than short-term trade credit incurred in the ordinary course of business.

“Guaranteed Pension Plan” shall mean any employee pension benefit plan within the meaning of section 3(2) of ERISA maintained or contributed to by the Borrowers or any ERISA Affiliate the benefits of which are guarantied on termination in full or in part by the Pension Benefits Guaranty Corporation pursuant to Title IV of ERISA, other than a Multiemployer Plan.

“Guarantors” shall mean, collectively, the Subsidiaries of the Company listed on Schedule 10B and any Subsidiary that becomes a Guarantor in accordance with paragraph 5E of this Agreement.

“Guaranty” or “Guarantee” shall mean, with respect to any Person, any obligation (except the endorsement in the ordinary course of business of negotiable instruments for deposit or collection) of such Person guaranteeing or in effect guaranteeing any indebtedness, dividend or other obligation of any other Person in any manner, whether directly or indirectly, including (without limitation) obligations incurred through an agreement, contingent or otherwise, by such Person:

(i) to purchase such indebtedness or obligation or any property constituting security therefor;

(ii) to advance or supply funds for the purchase or payment of such indebtedness or obligation, or to maintain any working capital or other balance sheet condition or any income statement condition of any Person or otherwise to advance or make available funds for the purchase or payment of such indebtedness or obligation;

(iii) to lease properties or to purchase properties or services primarily for the purpose of assuring the owner of such indebtedness or obligation of the ability of any other Person to make payment of the indebtedness or obligation; or

(iv) otherwise to assure the owner of such indebtedness or obligation against loss in respect thereof.

In any computation of the indebtedness or other liabilities of the obligor under any Guaranty, the indebtedness or other obligations that are the subject of such Guaranty shall be assumed to be direct obligations of such obligor.

“Guaranty Agreement” shall mean any one of the Guaranty Agreements.

“Guaranty Agreements” shall mean each Guaranty Agreement, dated as of the date hereof (in the case of the Guarantors listed on Schedule 10B) or the date upon which a Subsidiary of the Company becomes a Guarantor in accordance pursuant to paragraph 5E of this Agreement, in substantially the form of Exhibit D hereto, executed and delivered by each of the Guarantors in each case in connection with this Agreement, as such Guaranty Agreement may be amended, restated, modified or supplemented from time to time in accordance with its terms.

“Hazardous Materials” shall mean (a) hazardous waste as defined in the Resource Conservation and Recovery Act of 1976, or in any applicable federal, state or local law or regulation, (b) hazardous substances, as defined in CERCLA, or in any applicable state or local law or regulation, (c) gasoline, or any other petroleum product or by-product, (d) toxic substances, as defined in the Toxic Substances Control Act of 1976, or in any applicable federal, state or local law or regulation or (e) insecticides, fungicides, or rodenticides, as defined in the Federal Insecticide, Fungicide, and Rodenticide Act of 1975, or in any applicable federal, state or local law or regulation, as each such Act, statute or regulation may be amended from time to time.

“Hostile Tender Offer” shall mean, with respect to the use of proceeds of any Note, any offer to purchase, or any purchase of, shares of capital stock of any corporation or equity interests in any other entity, or securities convertible into or representing the beneficial ownership of, or rights to acquire, any such shares or equity interests, if such shares, equity interests, securities or rights are of a class which is publicly traded on any securities exchange or in any over-the-counter market, other than purchases of such shares, equity interests, securities or rights representing less than 5% of the equity interests or beneficial ownership of such corporation or other entity for portfolio investment purposes, and such offer or purchase has not been duly approved by the board of directors of such corporation or the equivalent governing body of such other entity.

“including” shall mean, unless the context clearly requires otherwise, “including without limitation”.

“Indebtedness” shall mean, as to any Person and whether recourse is secured by or is otherwise available against all or only a portion of the assets of such Person and whether or not contingent, but without duplication:

(i) every obligation of such Person for money borrowed,

(ii) every obligation of such Person evidenced by bonds, debentures, notes or other similar instruments, including obligations incurred in connection with the acquisition of property, assets or businesses,

(iii) every reimbursement obligation of such Person with respect to letters of credit, bankers’ acceptances or similar facilities issued for the account of such Person,

(iv) every obligation of such Person issued or assumed as the deferred purchase price of property or services (including securities repurchase agreements but excluding trade accounts payable or accrued liabilities arising in the ordinary course of business which are not overdue or which are being contested in good faith),

(v) every obligation of such Person under any Capitalized Lease,

(vi) every obligation of such Person under any Synthetic Lease,

(vii) all sales by such Person of (A) accounts or general intangibles for money due or to become due, (B) chattel paper, instruments or documents creating or evidencing a right to payment of money or (C) other receivables (collectively “receivables”), whether pursuant to a purchase facility or otherwise, other than in connection with the disposition of the business operations of such Person relating thereto or a disposition of defaulted receivables for collection and not as a financing arrangement, and together with any obligation of such Person to pay any discount, interest, fees, indemnities, penalties, recourse, expenses or other amounts in connection therewith,

(viii) every obligation of such Person (an “equity related purchase obligation”) to purchase, redeem, retire or otherwise acquire for value any shares of capital stock of any class issued by such Person, any warrants, options or other rights to acquire any such shares, or any rights measured by the value of such shares, warrants, options or other rights,

(ix) every obligation of such Person under any forward contract, futures contract, swap, option or other financing agreement or arrangement (including, without limitation, caps, floors, collars and similar agreements), the value of which is dependent upon interest rates, currency exchange rates, commodities or other indices (a “derivative contract”),

(x) every obligation in respect of Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent that such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent that the terms of such Indebtedness provide that such Person is not liable therefor and such terms are enforceable under applicable law,

(xi) every obligation, contingent or otherwise, of such Person guarantying, or having the economic effect of guarantying or otherwise acting as surety for, any obligation of a type described in any of clauses (i) through (x) (the “primary obligation”) of another Person (the “primary obligor”), in any manner, whether directly or indirectly, and including, without limitation, any obligation of such Person (A) to purchase or pay (or advance or supply funds for the purchase of) any security for the payment of such primary obligation, (B) to purchase property, securities or services for the purpose of assuring the payment of such primary obligation, or (C) to maintain working capital, equity capital or other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such primary obligation.

The “amount” or “principal amount” of any Indebtedness at any time of determination represented by (u) any Indebtedness, issued at a price that is less than the principal amount at maturity thereof, shall be the amount of the liability in respect thereof determined in accordance with generally accepted accounting principles, (v) any Capitalized Lease shall be the principal component of the aggregate of the rentals obligation under such Capitalized Lease payable over the term thereof that is not subject to termination by the lessee, (w) any sale of receivables shall be the amount of unrecovered capital or principal investment of the purchaser (other than the Company or its Subsidiaries) thereof, excluding amounts representative of yield or interest earned on such investment, (x) any synthetic lease shall be the stipulated loss value, termination value or other equivalent amount, (y) any derivative contract shall be the maximum amount of any termination or loss payment required to be paid by such Person if such derivative contract were, at the time of determination, to be terminated by reason of any event of default or early termination event thereunder, whether or not such event of default or early termination event has in fact occurred and (z) any equity related purchase obligation shall be the maximum fixed redemption or purchase price thereof inclusive of any accrued and unpaid dividends to be comprised in such redemption or purchase price.

“Institutional Investors” shall mean (i) any bank, savings bank, savings and loan association or insurance company, (ii) any pension plan or portfolio or investment fund managed or administered by any bank, savings bank, savings and loan association or insurance company, (iii) any investment company owned by any bank, savings bank, savings and loan association or insurance company, the majority of the shares of the capital stock of which are traded on a national securities exchange or in the National Association of Securities Dealers automated quotation system, or (iv) any investment banking company.

“Intangibles” shall mean goodwill, patents, trademarks, trade names, organization expense, licenses, franchises, exploration permits and import and export permits and other like intangibles, determined in accordance with generally accepted accounting principles.

“Intercreditor Agreement” shall mean the Intercreditor Agreement, dated the Effective Date, between BankBoston, N.A., as administrative agent for the lending institutions party to the Bank Agreement, and the Noteholders.

“Investments” shall mean all expenditures made and all liabilities incurred (contingently or otherwise) for the acquisition of stock or Indebtedness of, or for loans, advances, capital contributions or transfers of property to, or in respect of any guaranties (or other commitments as described under Indebtedness), or obligations of, any Person. In determining the aggregate amount of Investments outstanding at any particular time: (i) the amount of any Investment represented by a guaranty shall be taken at not less than the principal amount of the obligations guarantied and still outstanding; (ii) there shall be included as an Investment all interest accrued with respect to Indebtedness constituting an Investment unless and until such interest is paid; (iii) there shall be deducted in respect of each such Investment any amount received as a return of capital (but only by repurchase, redemption, retirement, repayment, liquidating dividend or liquidating distribution); (iv) there shall not be deducted in respect of any Investment any amounts received as earnings on such Investment, whether as dividends, interest or otherwise, except that accrued interest included as provided in the foregoing clause (ii) may be deducted when paid; and (v) there shall not be deducted from the aggregate amount of Investments any decrease in the value thereof.

“Letters of Credit” shall mean Standby Letters of Credit issued or to be issued under section 3 of the Bank Agreement.

“Lien” shall mean any mortgage, pledge, security interest, encumbrance, lien (statutory or otherwise) or charge of any kind (including any agreement to give any of the foregoing, any conditional sale or other title retention agreement, any lease in the nature thereof, and the filing of or agreement to give any financing statement under the Uniform Commercial Code of any jurisdiction or any other type of preferential arrangement for the purpose, or having the effect, of protecting a creditor against loss or securing the payment or performance of an obligation.

“Material Acquisition” shall have the meaning specified in paragraph 6E(l)(j).

“Maximum Drawing Amount” shall mean the maximum aggregate amount that the beneficiaries may at any time draw under outstanding Letters of Credit, as such aggregate amount may be reduced from time to time pursuant to the terms of the Letters of Credit.

“Membership Interest Pledge Agreement” shall mean the Membership Interest Pledge Agreement, dated as of the Effective Date, between the Company and certain of its Subsidiaries party thereto and the Collateral Agent.

“Multiemployer Plan” shall mean any Plan which is a “multiemployer plan” (as such term is defined in section 4001(a)(3) of ERISA.

“Notes” shall have the meaning specified in paragraph 1A.

“Note Agreements” shall mean the 1996 Agreement and 1998 Agreement.

“Officer’s Certificate” shall mean a certificate signed in the name of the Company by an Authorized Officer of the Company.

“Permitted Liens” shall have the meaning specified in paragraph 6C.

“Person” shall mean and include an individual, a partnership, a joint venture, limited liability company, a corporation, a trust, an unincorporated organization and a government or any department or agency thereof.

“Plan” shall mean any employee pension benefit plan (as such term is defined in section 3 of ERISA) which is or has been established or maintained, or to which contributions are or have been made, by the Company or any ERISA Affiliate.

“Pledge Agreements” shall mean, collectively, the Membership Interest Pledge Agreement and the Stock Pledge Agreement.

“Predecessor” shall have the meaning specified in paragraph 1A.

“Prior Documents” shall have meaning specified in paragraph 11Q.

“Properties” shall mean all real property owned, leased or otherwise used or occupied by the Company or any of its Subsidiaries, wherever located.

“Prudential” shall mean The Prudential Insurance Company of America.

“Prudential Affiliate” shall mean any corporation or other entity all of the Voting Stock (or equivalent voting securities or interests) of which is owned by Prudential either directly or through Prudential Affiliates.

“Purchasers” shall mean Prudential, Pruco Life Insurance Company, and Pruco Life Insurance Company of New Jersey.

“Reasonable Attorneys’ Fees” shall mean attorneys’ fees based upon actual hours worked by an attorney at such attorney’s normal hourly billing rate and shall not be based upon any percentage of any amount in dispute, premium, results achieved or any non-hourly charge.

“Related Documents” shall mean the Notes, the Guaranty Agreements, the Security Documents and any other agreement, instrument or other document executed in connection herewith or therewith.

“Reorganization” shall have the meaning specified in paragraph 1B.

“Required Holder(s)” shall mean the holder or holders of at least 66-2/3% of the aggregate principal amount of the Notes from time to time outstanding.

“Responsible Officer” shall mean the chief executive officer, chief operating officer, chief financial officer or chief accounting officer of the Company, general counsel of the Company or any other officer of the Company involved principally in its financial administration or its controllership function.

“Secured Obligations” shall mean the Obligations, as defined in the Security Agreement.

“Securities Act” shall mean the Securities Act of 1933, as amended.

“Security Agreement” shall mean the Security Agreement, dated as of the Effective Date, between the Company and its Guarantors and the Collateral Agent.

“Security Documents” shall mean the Security Agreement, the Pledge Agreements and all other instruments and documents, including without limitation Uniform Commercial Code financing statements, required to be executed or delivered pursuant to any Security Document.

“Senior Debt” means all Indebtedness other than Subordinated Debt.

“Senior Funded Debt” shall mean, at any time of determination, the result of Funded Debt minus the aggregate principal amount of Subordinated Debt outstanding as of such date.

“Significant Holder” shall mean (i) Prudential, so long as Prudential or any Prudential Affiliate shall hold (or be committed under this Agreement to purchase) any Note, or (ii) any other holder of at least 10% of the aggregate principal amount of the Notes from time to time outstanding.

“Stock Pledge Agreement” shall mean the Stock Pledge Agreement, dated the Effective Date, between the Borrowers and the Collateral Agent.

“Subordinated Debt” shall mean unsecured Indebtedness of the Company and its Subsidiaries that is expressly subordinated and made junior to the payment and performance in full of the indebtedness, obligations and liabilities of the Company and its Subsidiaries under this Agreement, the 1996 Agreement and the Bank Agreement, and evidenced as such by a subordination agreement or by another written instrument containing subordination provisions in form and substance approved by the Purchasers in writing.

“Subsidiary” shall mean, as to any Person, any Person, in which such Person, or one or more of its Subsidiaries, or such Person and one or more of its Subsidiaries, owns sufficient equity or voting interests to enable it or them (as a group) ordinarily, in the absence of contingencies, to elect a majority of the directors (or Persons performing similar functions) of such entity, and any partnership or joint venture if more than a 50% interest in the profits or capital thereof is owned by such Person or one or more of its Subsidiaries or such Person and one or more of its Subsidiaries (unless such partnership can and does ordinarily take major business actions without the prior approval of such Person or one or more of its Subsidiaries).

“Synthetic Lease” shall mean any lease treated as an operating lease under generally accepted accounting principles and as a loan or financing for U.S. income tax purposes

“Transferee” shall mean any direct or indirect transferee of all or any part of any Note purchased by any Purchaser under this Agreement.

“Voting Stock” shall mean, with respect to any corporation, any shares of stock of such corporation whose holders are entitled under ordinary circumstances to vote for the election of directors of such corporation (irrespective of whether at the time stock of any other class or classes shall have or might have voting power by reason of the happening of any contingency).

10C. Accounting Principles, Terms and Determinations. All references in this Agreement to “generally accepted accounting principles” or “GAAP” shall be deemed to refer to generally accepted accounting principles in effect in the United States at the time of application thereof. Unless otherwise specified herein, all accounting terms used herein shall be interpreted, all determinations with respect to accounting matters hereunder shall be made, and all unaudited financial statements and certificates and reports as to financial matters required to be furnished hereunder shall be prepared, in accordance with generally accepted accounting principles applied on a basis consistent with the most recent audited financial statements delivered pursuant to clause (ii) of paragraph 5A or, if no such statements have been so delivered, the most recent audited financial statements referred to in clause (i) of paragraph 8B.

11. MISCELLANEOUS.

11A. Payments. The Company agrees that, so long as any Purchaser shall hold any Note, it will make payments of principal of, interest on, and any Yield-Maintenance Amount payable with respect to, such Note, which comply with the terms of this Agreement, by wire transfer of immediately available funds for credit (not later than 12:00 noon, New York City local time, on the date due) to (i) the account or accounts of such Purchaser specified in the Purchaser Schedule attached hereto or (ii) such other account or accounts in the United States as such Purchaser may from time to time designate in writing, notwithstanding any contrary provision herein or in any Note with respect to the place of payment. Each Purchaser agrees that, before disposing of any Note, it will make a notation thereon (or on a schedule attached thereto) of all principal payments previously made thereon and of the date to which interest thereon has been paid. The Company agrees to afford the benefits of this paragraph 11A to any Transferee which shall have made the same agreement as the Purchasers have made in this paragraph 11A.

11B. Expenses. The Company agrees, whether or not the transactions contemplated hereby shall be consummated, to pay, and save Prudential, each Purchaser and any Transferee harmless against liability for the payment of, all out-of-pocket expenses arising in connection with such transactions, including:

(i) all taxes (together in each case with interest and penalties, if any), other than state, federal, local or foreign income taxes, intangible taxes, or franchise taxes, including without limitation, all stamp, recording and other similar taxes, which may be payable with respect to the execution and delivery of this Agreement or the execution, delivery or acquisition of any Note;

(ii) all document production and duplication charges and the Reasonable Attorneys’ Fees and expenses of any special counsel engaged by the Purchasers in connection with this Agreement, the transactions contemplated hereby and any subsequent proposed modification of, or proposed consent under, this Agreement, whether or not such proposed modification shall be effected or proposed consent granted; provided, however, where there are multiple Purchasers for any Notes issued under this Agreement, the Company shall pay and be liable for the Reasonable Attorneys’ Fees and expenses of a single special counsel engaged by such Purchasers to represent all such Purchasers in such transaction (except as set forth below); and

(iii) the reasonable costs and expenses, including Reasonable Attorneys’ Fees, actually incurred by you, any other Purchaser or any Transferee in connection with the restructuring, refinancing or “work out” of this Agreement or the Notes or the transactions contemplated hereby or thereby or in enforcing (or determining whether or how to enforce) any rights under this Agreement or the Notes or in responding to any subpoena or other legal process or informal investigative demand issued in connection with this Agreement or the Notes or the transactions contemplated hereby or by reason of your or any Transferee’s having acquired any Note, including without limitation costs and expenses incurred in any bankruptcy case.

Notwithstanding the foregoing, the Company shall not be liable for any counsel fees incurred by any Purchaser or Transferee arising in connection with a transfer in the ordinary course of any Note or portion thereof or interest therein by Prudential or any other Purchaser to any Transferee. The obligations of the Company under this paragraph 11B shall survive the transfer of any Note or portion thereof or interest therein by any Purchaser or any Transferee and the payment of any Note.

11C. Consent to Amendments. This Agreement may be amended, and the Company may take any action herein prohibited, or omit to perform any act herein required to be performed by it, if the Company shall obtain the written consent to such amendment, action or omission to act, of the Required Holder(s) of the Notes except that, (i) with the written consent of the holders of all Notes, the Notes may be amended or the provisions thereof waived to change the maturity thereof, to change or affect the principal thereof, or to change or affect the rate or time of payment of interest on or any Yield-Maintenance Amount payable with respect to the Notes and (ii) without the written consent of the holder or holders of all Notes at the time outstanding, no amendment to or waiver of the provisions of this Agreement shall change or affect the provisions of paragraph 7A or this paragraph 11C insofar as such provisions relate to proportions of the principal amount of the Notes, or the rights of any individual holder of Notes, required with respect to any declaration of Notes to be due and payable or with respect to any consent, amendment, waiver or declaration. Each holder of any Note at the time or thereafter outstanding shall be bound by any consent authorized by this paragraph 11C, whether or not such Note shall have been marked to indicate such consent, but any Notes issued thereafter may bear a notation referring to any such consent. No course of dealing between the Company and the holder of any Note nor any delay in exercising any rights hereunder or under any Note shall operate as a waiver of any rights of any holder of such Note. As used herein and in the Notes, the term “this Agreement” and references thereto shall mean this Agreement as it may from time to time be amended or supplemented.

11D. Form and Registration; Transfer and Exchange; Transfer Restrictions; Lost Notes.

11D(1) Form and Registration. The Notes are issuable as registered notes without coupons in denominations of at least $1,000,000, except as may be necessary to reflect any principal amount not evenly divisible by $1,000,000. The Company shall keep at its principal office a register in which the Company shall provide for the registration of Notes and of transfers of Notes. Upon surrender for registration of transfer of any Note at the principal office of the Company, the Company shall, at its expense, execute and deliver one or more new Notes of like tenor and of a like aggregate principal amount, registered in the name of such transferee or transferees.

11D(2) Transfer and Exchange of Notes. At the option of the holder of any Note, such Note may be exchanged for other Notes of like tenor and of any authorized denominations, of a like aggregate principal amount, upon surrender of the Note to be exchanged at the principal office of the Company. Whenever any Notes are so surrendered for exchange, the Company shall, at its expense, execute and deliver the Notes which the holder making the exchange is entitled to receive. Each installment of principal payable on each installment date upon each new Note issued upon any such transfer or exchange shall be in the same proportion to the unpaid principal amount of such new Note as the installment of principal payable on such date on the Note surrendered for registration of transfer or exchange bore to the unpaid principal amount of such Note. No reference need be made in any such new Note to any installment or installments of principal previously due and paid upon the Note surrendered for registration of transfer or exchange. Every Note surrendered for registration of transfer or exchange shall be duly endorsed, or be accompanied by a written instrument of transfer duly executed, by the holder of such Note or such holder’s attorney duly authorized in writing. Any Note or Notes issued in exchange for any Note or upon transfer thereof shall carry the rights to unpaid interest and interest to accrue which were carried by the Note so exchanged or transferred, so that neither gain nor loss of interest shall result from any such transfer or exchange.

11D(3) Transfer Restrictions. You hereby agree that you shall not transfer any Note, or portion thereof, to any Person unless such Person is an Institutional Investor or not specified on Schedule 11D(3).

11D(4) Lost Notes. Upon receipt of written notice from the holder of any Note of the loss, theft, destruction or mutilation of such Note and, in the case of any such loss, theft or destruction, upon receipt of such holder’s unsecured indemnity agreement, in form and substance reasonably satisfactory to the Company, or in the case of any such mutilation upon surrender and cancellation of such Note, the Company will make and deliver a new Note, of like tenor, in lieu of the lost, stolen, destroyed or mutilated Note.

11E. Persons Deemed Owners; Participations. Prior to due presentment for registration of transfer, the Company may treat the Person in whose name any Note is registered as the owner and holder of such Note for the purpose of receiving payment of principal of and interest on, and any Yield-Maintenance Amount payable with respect to, such Note and for all other purposes whatsoever, whether or not such Note shall be overdue, and the Company shall not be affected by notice to the contrary. Subject to the preceding sentence, the holder of any Note may from time to time grant participations in all or any part of such Note to any Person on such terms and conditions as may be determined by such holder in its sole and absolute discretion.

11F. Survival of Representations and Warranties; Entire Agreement. All representations and warranties contained herein or made in writing by or on behalf of the Company in connection herewith shall survive the execution and delivery of this Agreement and the Notes, the transfer by any Purchaser of any Note or portion thereof or interest therein and the payment of any Note, and may be relied upon by any Transferee, regardless of any investigation made at any time by or on behalf of any Purchaser or any Transferee. Subject to the preceding sentence, this Agreement and the Notes embody the entire agreement and understanding between the parties hereto with respect to the subject matter hereof and supersede all prior agreements and understandings relating to such subject matter.

11G. Successors and Assigns. All covenants and other agreements in this Agreement contained by or on behalf of any of the parties hereto shall bind and inure to the benefit of the respective successors and assigns of the parties hereto (including, without limitation, any Transferee) whether so expressed or not.

11H. Independence of Covenants. All covenants hereunder shall be given independent effect so that if a particular action or condition is prohibited by any one of such covenants, the fact that it would be permitted by an exception to, or otherwise be in compliance within the limitations of, another covenant shall not avoid the occurrence of a Default or Event of Default if such action is taken or such condition exists.

11I. Notices. All written communications provided for hereunder (other than communications provided for under paragraph 2) shall be sent by first class mail or nationwide overnight delivery service (with charges prepaid) and (i) if to any Purchaser, addressed as specified for such communications in the Purchaser Schedule attached hereto or at such other address as any such Purchaser shall have specified to the Company in writing, (ii) if to any other holder of any Note, addressed to it at such address as it shall have specified in writing to the Company or, if any such holder shall not have so specified an address, then addressed to such holder in care of the last holder of such Note which shall have so specified an address to the Company and (iii) if to the Company, addressed to it at 3301 Benson Drive, Suite 601, Raleigh, North Carolina 27609, Attention: Stephen C. Shaw, Vice President of Finance, telephone (919) 325-3000, telecopy (919) 325-3013, provided, however, that any such communication to the Company may also, at the option of the Person sending such communication, be delivered by any other means either to the Company at its address specified above or to any Authorized Officer of the Company.

11J. Payments Due on Non-Business Days. Anything in this Agreement or the Notes to the contrary notwithstanding, any payment of principal of or interest on, or Yield-Maintenance Amount payable with respect to, any Note that is due on a date other than a Business Day shall be made on the next succeeding Business Day. If the date for any payment is extended to the next succeeding Business Day by reason of the preceding sentence, the period of such extension shall be included in the computation of the interest payable on such Business Day.

11K. Severability. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

11L. Descriptive Headings. The descriptive headings of the several paragraphs of this Agreement are inserted for convenience only and do not constitute a part of this Agreement.

11M. Satisfaction Requirement. If any agreement, certificate or other writing, or any action taken or to be taken, is by the terms of this Agreement required to be satisfactory to any Purchaser, to any holder of Notes or to the Required Holder(s), the determination of such satisfaction shall be made by such Purchaser, such holder or the Required Holder(s), as the case may be, in the sole and exclusive judgment (exercised in good faith) of the Person or Persons making such determination.

11N. Governing Law; Submission to Jurisdiction. This Agreement shall be construed and enforced in accordance with, and the rights of the Parties shall be governed by, the Internal Law of the State of New York. THE COMPANY HEREBY SUBMITS TO THE JURISDICTION OF THE SUPREME COURT OF THE STATE OF NEW YORK LOCATED IN NEW YORK COUNTY, NEW YORK AND THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK AND IRREVOCABLY AGREES THAT, SUBJECT TO THE SOLE AND ABSOLUTE ELECTION OF THE REQUIRED HOLDER(S) AND TO THE EXTENT PERMITTED BY APPLICABLE LAW, ALL ACTIONS OR PROCEEDINGS RELATING TO THIS AGREEMENT OR THE NOTES SHALL BE LITIGATED IN SUCH COURTS, AND THE COMPANY WAIVES ANY OBJECTION WHICH IT MAY HAVE BASED ON IMPROPER VENUE OR FORUM NON CONVENIENS TO THE CONDUCT OF ANY PROCEEDING IN ANY SUCH COURTS.

11O. Severalty of Obligations. The delivery of Notes to the Purchasers are to be several deliveries, and the obligations of Prudential and the Purchasers under this Agreement are several obligations. No failure by Prudential or any Purchaser to perform its obligations under this Agreement shall relieve Prudential, any other Purchaser or the Company of any of its obligations hereunder, and neither Prudential nor any Purchaser shall be responsible for the obligations of, or any action taken or omitted by, any other such Person hereunder.

11P. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be an original, but all of which together shall constitute one instrument.

11Q. No Novation. The parties hereto have entered into this Agreement and the other Related Documents solely to amend and restate and restructure the terms of, and obligations owning under and in connection with, the 1996 Agreement and any document executed in connection with such Agreement (the “Prior Documents”). The parties do not intend this Agreement, the other Related Documents or the transaction contemplated hereby to be, and this Agreement, the other Related Documents or the transaction contemplated hereby shall not be construed to be, a novation of any of the obligations owing by the Company under or in connection with any of the Prior Documents.

11R. Binding Agreement. When this Agreement is executed and delivered by the Company and the Purchasers, it shall become a binding agreement between the Company and the Purchasers.

Very truly yours, WASTE HOLDINGS, INC.

By:	/s/ STEPHEN C. SHAW

Name:	Stephen C. Shaw
Title:	CFO

The foregoing Agreement is hereby accepted as of the date first above written.

THE PRUDENTIAL INSURANCE COMPANY OF AMERICA

By:	/s/ ROBERT DERRICK

Name:	Robert Derrick
Title:	Vice President

The foregoing Agreement is hereby accepted as of the date first above written.

THE PRUDENTIAL INSURANCE COMPANY OF AMERICA

By:	/s/ ROBERT DERRICK

Name:	Robert Derrick
Title:	VICE PRESIDENT

PRUCO LIFE INSURANCE COMPANY

By:	/s/ ROBERT DERRICK

Name:	Robert Derrick
Title:	Assistant Vice President

PRUCO LIFE INSURANCE COMPANY OF NEW JERSEY

By:	/s/ ROBERT DERRICK

Name:	Robert Derrick
Title:	Assistant Vice President

U.S. PRIVATE PLACEMENT FUND By Prudential Private Placement Investors, L.P., Investment Advisor

By Prudential Private Placement Investors, Inc., its General Partner

By:	/s/ ROBERT DERRICK

Name:	Robert Derrick
Title:	VICE PRESIDENT

Waste Holdings, Inc. Amended and Restated Note Purchase and Private Shelf Agreement

CONSENTED TO BY THE NOTEHOLDERS

(for the purposes of Sections 6, 7 and 8 only)

THE PRUDENTIAL INSURANCE COMPANY OF AMERICA

By:	/s/ ROBERT DERRICK

Name:	Robert Derrick
Title:	VICE PRESIDENT

PRUCO LIFE INSURANCE COMPANY

By:	/s/ ROBERT DERRICK

Name:	Robert Derrick
Title:	Assistant Vice President

PRUCO LIFE INSURANCE COMPANY OF NEW JERSEY

By:	/s/ ROBERT DERRICK

Name:	Robert Derrick
Title:	Assistant Vice President

U.S. PRIVATE PLACEMENT FUND

By: Prudential Private Placement Investors, L.P., As Investment Advisor, by Prudential Private Placement Investments Inc., as its general partner

By:	/s/ ROBERT DERRICK

Name:	Robert Derrick
Title:	VICE PRESIDENT

PURCHASER SCHEDULE

Series A Notes

	Aggregate Principal Amount of Notes to be Purchased	Note Denomination(s)
THE PRUDENTIAL INSURANCE COMPANY OF AMERICA	$25,000,000	$22,000,000
		$3,000,000

(1)    All payments on account of Notes held by such purchaser shall be made by wire transfer of immediately available funds for credit to:

(a) In the case of payments on account of the Note originally issues in the principal amount of $22,000,000:

Account No. 890-0304-391,

Prudential Managed Account

Bank of New York

New York, New York

(ABA No.: 021-000-018)

Each such wire transfer shall set forth the name of the Company, a reference to “7.28% Senior Notes due April 3, 2006, Security No. !INV5349!”, and the due date and application (as among principal, interest and Yield-Maintenance Amount) of the payment being made.

(b) In the case of payments on account of the Note originally issued in the principal amount of $3,000,000:

Account No. 890-0304-944,

PRIVEST Portfolio Account

Bank of New York

New York, New York

(ABA No.: 021-000-018)

Purchaser Schedule - 1

Each such wire transfer shall set forth in name of the Company, a reference to “7.28% Senior Notes due April 3, 2006, Security No. !INV5350!”, and the due date and application (as among principal, interest and Yield-Maintenance Amount) of the payment being made.

(2)    Address for all notices relating to payments:

The Prudential Insurance Company of America

Three Gateway Center

100 Mulberry Street

Newark, New Jersey 07102-4077

Attention: Manager, Investment Operations

                 Group (Privates)

Telephone: (973) 802-5260

Fax: (973) 802-8055

(3)    Address for all other communications and notices:

The Prudential Insurance Company of America

c/o Prudential Capital Group

1114 Avenue of the Americas, 30th Floor

New York, New York 10036

Attention: Managing Director

Telephone: (212) 626-2070

Fax: (212) 626-2077

(4)    Recipient of telephonic prepayment notices:

Manager, Investment Structure and Pricining

Telephone: (973) 802-7398

Fax: (973) 802-9425

(5)    Tax Identification No.: 22-1211670

Purchaser Schedule - 2

SCHEDULE 1C

Corporate Structure

See attached organizational chart reflecting the organization of the Company and its Subsidiaries as of March 31, 2001.

SCHEDULE 6B

Outstanding Indebtedness

See Schedule 8D.

SCHEDULE 6C

Liens

Other than Permitted Liens and purchase money security interests in or purchase money mortgages on real or personal property acquired prior to the date hereof to secure purchase money Indebtedness of the type permitted by paragraph 6B(e)(i), (ii) and (iii), incurred in connection with the acquisition of such property, which security interests cover only the real or personal property so acquired, there are no liens, encumbrances, mortgages, pledges, charges, restrictions, or security interests of any kind upon any property or assets of any character of the Company and its Subsidiaries.

SCHEDULE 6D

Investments

$11,538,000 Note of Liberty Waste Services, LLC, payable to Liberty Waste Lending Company, LLC.

$49,660 Promissory Note of Robert and Bonnie Kelly payable to Waste Industries, LLC.

$426,380 Promissory Note payable by Lewis Steel Works, Inc. d/b/a Lewis Disposal Service to Waste Industries, LLC as a financing of the purchase price of certain assets sold by Waste Industries, LLC to Lewis Steel Works, Inc.

The following Investments in Designated LLCs:

Name of Entity	Ownership as of March 31, 2001	Capital Contributions

Waste Industries of Mississippi, LLC	Waste Holdings, Inc.(100%)	$100

Waste Services of Memphis, LLC	Waste Holdings, Inc.(100%)	$100

WasteCo, LLC	Waste Holdings, Inc.(100%)	$100

Waste Services of Tennessee, LLC	Waste Industries of Mississippi, LLC (99%) WasteCo, LLC (1%)	$100

SCHEDULE 8A

Subsidiaries of Waste Holdings, Inc. as of March 31, 2001

	Name	Jurisdiction of Organization	Equity Interests Outstanding

1.	S. & S. Enterprises, Inc.	Mississippi	1000 shares authorized 1000 shares outstanding

2.	Sampson County Disposal, Inc.	North Carolina	1000 shares authorized 1000 shares authorized

3.	Railroad Avenue Disposal, Inc.	Mississippi	100 shares authorized 100 shares outstanding

4.	ECO Services, LLC	Delaware	**

5.	KABCO of North Carolina, LLC	North Carolina	**

6.	Laurens County Landfill, LLC	North Carolina	**

7.	Liberty Waste Lending Company, LLC	Delaware	100% of Membership Interests owned by Waste Services of Memphis, LLC

8.	North Mecklenburg Sanitation, LLC	North Carolina	**

9.	Old Kings Road Solid Waste, LLC	Delaware	100% of Membership Interests owned by Waste Industries of Mississippi, LLC

10.	Quick-Way Salvage, LLC	Delaware	**

11.	Railroad Avenue Disposal, LLC	Delaware	100% of Membership Interests owned by Waste Industries of Mississippi, LLC

12.	Reliable Trash Service, LLC	Delaware	**

13.	S & S Enterprises of Mississippi, LLC	Delaware	**

14.	Safeguard Landfill Management, LLC	Georgia	**

15.	Sampson County Disposal MergeCo, LLC	North Carolina	**

16.	Shamrock Environmental Services, LLC	Georgia	**

17.	Southern Waste of Alabama, LLC	Delaware	**

18.	Southern Waste Services of Mississippi, LLC	Delaware	**

19.	Trans Waste Services, LLC	Georgia	**

20.	Waste Industries of Mississippi, LLC	Delaware	**

21.	Waste Industries of Tennessee, LLC	Delaware	100% of Membership Interests owned by Waste Services of Tennessee, LLC

22.	Waste Industries Property Co., LLC	Delaware	100% of Membership Interests owned by Waste Industries of Mississippi, LLC

23.	Waste Services of Decatur, LLC	North Carolina	100% of Membership Interests owned by Waste Industries of Tennessee, LLC

24.	Waste Services of Memphis, LLC	Delaware	**

25.	Waste Services of North Carolina, LLC	North Carolina	**

26.	Waste Services of Tennessee, LLC	Delaware	99% of Membership Interests owned by Waste Industries of Mississippi, LLC and 1% owned by WasteCo, LLC

27.	WasteCo, LLC	Delaware	**

28.	WI-ACS, LLC	North Carolina	**

29.	Duplin County Disposal, LLC	North Carolina	**

30.	Van Buren County Landfill, LLC	North Carolina	**

31.	Waste Industries LandCo, LLC	North Carolina	**

32.	Waste Industries, LLC	North Carolina	**

**	100% of the Membership Interests are owned by Waste Holdings, Inc.

SCHEDULE 8D

Outstanding Indebtedness

See attached.

SCHEDULE 8G

Conflicting Agreements

The Bank Agreement.

SCHEDULE 8L

Litigation; Environmental Disclosures

In the normal course of our business and as a result of the extensive governmental regulation of the waste industry, the Company may periodically become subject to various judicial and administrative proceeding involving federal, state or local agencies. In these proceedings, an agency may seek to impose fines on the Company or to revoke, or to deny renewal of, an operating permit held by the Company. In addition, the Company may become party to various claims and suits pending for alleged damages to persons and property, alleged violation of certain laws and for alleged liabilities arising out of matters occurring during the normal operation of a waste management business. However, there is no current action, suit, proceeding or investigation pending or, to our knowledge, threatened against the Company or any of its Subsidiaries that we believe, if adversely determined, might in any case or in the aggregate, materially adversely affect our business, financial condition or results of operations.

SCHEDULE 11D(3)

Prohibited Transferees

1.	Republic Services, Affiliates, Officers and Directors

2.	Allied Waste Industries, Inc., Affiliates, Officers and Directors

3.	WMI Technologies, Affiliates, Officers and Directors

4.	Capital Environmental., Affiliates, Officers and Directors

5.	Casella Waste Systems, Affiliates, Officers and Directors

6.	Waste Connections, Affiliates, Officers and Directors

7.	Vivendi, Affiliates, Officers and Directors